Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

ARI NETWORK SERVICES, INC.,

READY 2 RIDE, INCORPORATED,

JAMIE AMY-LONGACRE

AND

RONALD L. LONGACRE, JR.

August 17, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and effective as of August 17, 2012 by and among ARI NETWORK SERVICES, INC., a Wisconsin corporation (“Buyer”), READY 2 RIDE, INCORPORATED, an Indiana corporation (“Company”), JAMIE AMY-LONGACRE (“Jamie”) and RONALD L. LONGACRE, JR. (“Ronnie”).  Jamie and Ronnie shall sometimes be referred to herein individually as a “Shareholder” and collectively as “Shareholders”.  All capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms on Appendix A attached hereto.  Buyer, Company and Shareholders shall sometimes be referred to herein collectively as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, Company is engaged in the Business;

WHEREAS, Company carries on the Business at Company’s facility located at 4620 Williamsburg Road, Suite C, Floyds Knobs, Indiana (the “Facility”);

WHEREAS, Buyer desires to purchase from Company, Company desires to sell to Buyer, and Shareholders desire to cause Company to sell to Buyer, substantially all of the assets of Company that are used, held for use or acquired or developed for use primarily in the Business, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Shareholders, as the owners of all of the shares of the issued and outstanding capital stock of Company, will benefit from the transactions contemplated herein and desire to cause Company to sell to Buyer the Purchased Assets upon the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.

DEFINITION OF BUSINESS.

As used in this Agreement, the term “Business” means (a) the research, database design, publishing, marketing, sale and support of fitment and physical attribute data pertaining to aftermarket parts, garments and accessories for the powersports market in which Company is currently engaged; and (b) the reuse of such data, development, design, marketing, sale and support of Company’s X-ActFit product, which was previously released to the powersports aftermarket and which is currently in the development stage for a new version release.  The term “Business” shall include all operations carried on by Company relating to products or services associated by trade name or otherwise with the Ready2Ride and X-ActFit operations.

2.

PURCHASE AND SALE OF ASSETS.

2.1.

Transfer of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, Company shall, on the Closing Date, sell, convey, assign, transfer and deliver to

Buyer, and Buyer shall, on the Closing Date, purchase and acquire from Company, all of the assets, rights, properties, claims, contracts, business and goodwill of Company (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, wherever situated) used, held for use or acquired or developed for use primarily in the Business (collectively, the “Purchased Assets”) including those assets, rights, properties, claims, contracts, business and goodwill of Company, if any, set forth on Exhibit 2.1 and the following:

(a)

Tangible Personal Property.  All tangible personal property, including all fixed assets, leasehold improvements, fixtures, furniture, computers and hardware, data processing and other office machinery and equipment, and other items of tangible personal property, wherever located, and all rights in tangible personal property in the possession of others.

(b)

Trade Rights.  All of Company’s worldwide rights in, to and under Trade Rights.

(c)

Contracts.  Subject to Section 2.5, all of Company’s rights in, to and under (i) those oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, arrangements and understandings (collectively, “Contracts”) described on Schedule 4.14, (ii) all other Contracts entered into by Company in the ordinary course of the Business of the kind required to be disclosed on Schedule 4.14 that are not so disclosed because they fall below the minimum thresholds set forth in Section 4.14, and (iii) those Contracts that Company and Shareholders did not disclose on Schedule 4.14 in violation of the terms of this Agreement if Buyer delivers written notice to Company that Buyer will assume such Contracts, in each case other than the Excluded Contracts (collectively, the “Assumed Contracts”).

(d)

Permits.  To the extent assignable, all licenses, permits, approvals, certifications, consents and listings.

(e)

Customer and Supplier Lists.  All customer and prospective customer lists and supplier/vendor lists.

(f)

Literature.  All advertising material, sales literature, promotional literature, catalogs and similar or related materials.

(g)

Records and Files.  All books, records, files or other documents, including all diagrams, prints, surveys, drawings, maintenance schedules and other records, data and materials, whether relating to past or current operations.

(h)

Unearned Billings.  All accounts receivable of Company as of the Closing Date for services to be performed on or after the Closing Date to the extent relating to invoices sent by Company prior to the Closing as set forth on Exhibit 2.1(h) (the “Unearned Billings”).

(i)

General Intangibles.  All advance payments, prepaid items and expenses, all rights of offset and credits, all causes of action, claims, demands, rights and privileges against third parties (including manufacturer and seller warranties of any goods or services provided to Company), all rights related thereto and all other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

2.2.

Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, Company shall not sell, convey, assign, transfer or deliver to Buyer, and Buyer shall not purchase or acquire from Company, the following assets of Company (collectively, the “Excluded Assets”): (a) any cash and cash equivalents of Company; (b) any Contracts listed on Exhibit 2.2 (collectively, the “Excluded Contracts”); (c) any notes, drafts, accounts receivable and other rights to payment and the full benefit of all security for such rights to payment, including all accounts receivable arising from services rendered to Company’s customers, to the extent relating to invoices sent by Company prior to the Closing as set forth on Exhibit 2.1(h) other than the Unearned Billings (collectively, the “Excluded Receivables”); and (d) those other assets described on Exhibit 2.2.

2.3.

Assumed Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, and subject to Section 3.4, below, on the Closing Date, Buyer shall assume and agree to pay, perform and discharge, as and when due, the following, and only the following, Liabilities of Company (collectively, the “Assumed Liabilities”): (a) all Liabilities of Company accruing solely and entirely on or after the Closing Date under the Assumed Contracts and unrelated to any pre-Closing breach of such Assumed Contracts, together with all Liabilities of Company accruing solely and entirely on or after the Closing Date under Contracts which are serviced by Buyer on behalf of Company pursuant to Section 2.5 and unrelated to any pre-Closing breach of such Contracts until such time as Buyer notifies Company in writing of the fact that an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made; and (b) those Liabilities arising from or related to obligations for borrowed money owed or guaranteed by Company, but only to the extent the amount and the creditor is correctly identified on Exhibit 2.3 (the “Assumed Indebtedness”).  The assumption of and agreement by Buyer to pay, perform and discharge, as and when due, the Assumed Liabilities shall not prohibit Buyer from contesting with any third party the amount, validity or enforceability of any of the Assumed Liabilities.

2.4.

Excluded Liabilities.  Except as and to the extent specifically set forth in Section 2.3, Buyer is not assuming any Liabilities of Company.  Without limitation, and notwithstanding the provisions of Section 2.3, Buyer is not assuming, and Company shall not be deemed to have assigned or otherwise transferred to Buyer, any of the following Liabilities of Company:

(a)

Transaction Expenses.  Any Liability incurred by Company or Shareholders in connection with this Agreement and the other documents or instruments to be executed and delivered by any Party pursuant hereto and the transactions contemplated hereby and thereby.

(b)

Taxes Arising from Transaction.  Any Liability for Taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated hereby, including any income, transfer, sales, use, gross receipts or documentary stamp Taxes and any penalties and interest related thereto.

(c)

Taxes.  Any Liability for Taxes.

(d)

Litigation Matters.  Any Liability relating to any Litigation, including, but not limited to, any Litigation set forth on Schedule 4.10.

(e)

Infringements.  Any Liability for infringement of the Trade Rights of others.

(f)

Liability for Breach.  Any Liability for any breach or failure to perform any of Company’s covenants, agreements, representations or warranties contained in, or made pursuant to, any Contract prior to the Closing Date, whether or not assumed hereunder, including, but not limited to, any breach arising from assignment of the Assumed Contracts without the consent of third parties.

(g)

Violation of Laws or Orders.  Any Liability for any violation of or failure to comply with, prior to the Closing Date, any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation, including, but not limited to, any anti-bribery or anti-corruption law (collectively, “Laws”) or with any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other (collectively, “Governmental Entities”).

(h)

Employee Claims.  Any Liability relating to or arising out of any employment action, policy, procedure or practice in connection with the application for employment, employment or termination of employment of any persons currently or formerly employed or seeking to be employed by Company, in all events prior to the Closing Date.

(i)

Excluded Assets.  Any Liability that relates to or that arises out of any Excluded Asset.

Company shall pay, perform and discharge, as and when due, all of the Excluded Liabilities.

2.5.

Nonassignable Contracts and Rights.  Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of Company shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of any other Person would be ineffective or would constitute a breach of contract or a violation of any Law or Order or would in any other way adversely affect the rights of Company (or Buyer as transferee or assignee), and such consent or approval is not obtained at or prior to the Closing.  In such case, to the extent possible, the beneficial interest in or to such Contracts, properties, rights or assets (collectively, the “Beneficial Rights”) shall in any event pass at the Closing to Buyer under this Agreement; and (b) pending such consent or approval, Buyer shall discharge the obligations of Company under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Company, and Company shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights; provided, that the collection of any accounts receivable associated with such Beneficial Rights shall be handled exclusively by Buyer’s collection staff in connection with Buyer’s normal collection processes as in effect from time to time, and neither Company nor Shareholders shall have any Liability for Buyer’s inability to collect any such accounts receivable.  Company and Shareholders shall use their best efforts (and bear their respective costs of such efforts) to obtain and secure all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or assets underlying the Beneficial Rights to Buyer without any change in any of the material terms or conditions of such Contracts, properties, rights or assets, including their formal assignment or novation, if advisable.  Company and Shareholders shall make or complete such transfers as soon as reasonably possible and shall cooperate with Buyer in any other reasonable arrangement designed to provide for Buyer the benefits of such Contracts, properties, rights and assets, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any Liability under such Contracts, properties, rights or assets, to the extent such Liability constitutes an Assumed Liability.  If and to the extent an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, then Buyer, upon written notice to Company, shall have no obligation under Section 2.3 or otherwise with respect to any such Contract, property, right or other asset, and such Contract, property, right or other asset shall not be deemed to be a Purchased Asset and the related Liability shall not be deemed an Assumed Liability.  Notwithstanding anything to the contrary in this Section 2.5, Company and Shareholders shall be solely responsible for obtaining, and shall obtain, all necessary consents to assignment on or prior to the Closing Date, and Buyer shall have no obligation to expend any money, incur any Liability, commence any Litigation or offer or grant any accommodation (financial or otherwise) to any Person in connection with the consents and approvals described in this Section 2.5.

3.

PURCHASE PRICE; PAYMENT.

3.1.

Purchase Price.  The consideration (the “Purchase Price”) for the Purchased Assets shall be an amount equal to the sum of (a) Five Hundred Thousand Dollars ($500,000) (the “Cash Purchase Price”), plus (b) one hundred thousand (100,000) shares of Buyer Stock (the “Subject Shares”), plus (c) the Contingent Hold Back Purchase Price (if any), plus (d) the Contingent Earn-Out Purchase Price (if any), plus (e) the Assumed Liabilities.  The Purchase Price shall be paid as provided in Section 3.2, Section 3.6 and Section 3.7, below.

3.2.

Assumed Liabilities; Subject Shares; Payment of Cash Purchase Price.

(a)

Assumption of Assumed Liabilities.  At the Closing, Buyer shall execute and deliver to Company such undertakings and instruments of assumption as are necessary to evidence Buyer’s assumption of the Assumed Liabilities in accordance with the terms hereof, in form and substance reasonably satisfactory to Buyer and Company.

(b)

Delivery of Subject Shares.  At the Closing, Buyer shall deliver to Company stock certificate(s) representing the Subject Shares, which certificate(s) shall contain commercially reasonable legends regarding transfer restrictions pursuant to Rule 144 under the Securities Act.

(c)

Payment of Cash Purchase Price at Closing.  At the Closing, Buyer shall deliver to Company an amount equal to the Cash Purchase Price.

3.3.

[INTENTIONALLY OMITTED]

3.4.

Payment of Certain Liabilities.  At the Closing, all Assumed Indebtedness will be paid in full by Buyer.  In order to facilitate such payment, Company will furnish to Buyer, at least three (3) business days prior to the Closing Date, a payoff letter from each holder of Assumed Indebtedness, in form and substance reasonably acceptable to Buyer (each, a “Payoff Letter”), indicating that upon payment of a specified amount by Buyer, any and all amounts owed to such holder under the credit facilities evidencing the Assumed Indebtedness held by such holder shall be paid in full, and including an undertaking by such holder to release and discharge, upon receipt of the payment specified in such holder’s Payoff Letter, any Liens securing such holder’s Assumed Indebtedness.

3.5.

Other Payments and Adjustments.  The amount of wages, salaries, commissions, bonuses, accrued vacation, holiday and/or sick time and other remuneration due to employees of Company for all periods prior to the Effective Time shall be paid by Company directly to such employees on or before the Closing Date.

3.6.

Contingent Hold Back Purchase Price.  (a) If either of the following events occurs:  (i) the Business’ proposed services for eBay Inc. pursuant to the existing Database License Agreement dated April 19, 2010 between Company and Geckobyte, Inc. (“Geckobyte”) “go live” prior to December 31, 2012, Buyer’s invoicing and cash collection process related thereto commences within thirty (30) calendar days after the date on which such services “go live”, and Geckobyte remains current on payment of amounts owed to Buyer under such Database License Agreement (or, in the event of a payment default by Geckobyte, if Geckobyte cures such payment default within fifteen (15) calendar days after receipt of written notice from Buyer and thereafter remains current on payment of such amounts owed to Buyer; provided, that not more than one (1) such payment default shall occur during any consecutive six (6) calendar month period); or (ii) 50 Below Inc. (d/b/a 50 Below Sales & Marketing) (“50 Below”) enters a data license agreement with Buyer prior to December 31, 2012 for a term of at least two (2) years at an annual contract value of One Hundred Thousand Dollars ($100,000) or greater, and 50 Below remains current on the payment of amounts owed to Buyer under such data license agreement (or, in the event of a payment default by 50 Below, if 50 Below cures such payment default within fifteen (15) calendar days after receipt of written notice from Buyer and thereafter remains current on payment of such amounts owed to Buyer; provided, that not more than one (1) such payment default shall occur during any consecutive six (6) calendar month period), then, on or before the first (1st) anniversary of the Closing Date, Buyer shall deliver to Company the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Contingent Hold Back Purchase Price”); or (b) if (i) Dominion Enterprises (d/b/a PowerSports Network) (“PSN”) and Company renew the existing Data License Agreement dated June 1, 2010 between Company and PSN, as amended (whether by mutual agreement or by operation of such Data License Agreement’s automatic renewal provisions) on or before September 1, 2012 for an additional one (1) year term at equal or more favorable terms for Buyer, and PSN remains current on the payment of amounts owed to Buyer under such Data License Agreement (or, in the event of a payment default by PSN, if PSN cures such payment default within fifteen (15) calendar days after receipt of written notice from Buyer and thereafter remains current on payment of such amounts owed to Buyer; provided, that not more than one (1) such payment default shall occur during any consecutive six (6) calendar month period), then, on or before the first (1st) anniversary of the Closing Date, Buyer shall deliver to Company one-half (½) of the Contingent Hold Back Purchase Price, in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000), and (ii) if PSN and Company renew such Data License Agreement (whether by mutual agreement or by operation of such Data License Agreement’s automatic renewal provisions) on or before September 1, 2013 at equal or more favorable terms for Buyer, and PSN remains current on the payment of amounts owed to Buyer under such Data License Agreement (or, in the event of a payment default by PSN, if PSN cures such payment default within fifteen (15) calendar days after receipt of written notice from Buyer and thereafter remains current on payment of such amounts owed to Buyer; provided, that not more than one (1) such payment default shall occur during any consecutive six (6) calendar month period), then, on or before the second (2nd) anniversary of the Closing Date, Buyer shall deliver to Company the remaining one-half (½) of the Contingent Hold Back Purchase Price, in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000); provided, that the Contingent Hold Back Purchase Price paid to Company pursuant to this Section 3.6 shall in no event exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.  Buyer shall in good faith use commercially reasonable efforts to cause the occurrence of the foregoing events.

3.7.

Contingent Earn-Out Purchase Price.

(a)

Calculation of Contingent Earn-Out Purchase Price.  For purposes of this Agreement, the “Contingent Earn-Out Purchase Price” means an amount equal to the sum of (i) the First Contingent Earn-Out Payment (if any), plus (ii) the Second Contingent Earn-Out Payment (if any), plus (iii) the Third Contingent Earn-Out Payment (if any); provided, that the Contingent Earn-Out Purchase Price shall in no event exceed One Million Five Hundred Thousand Dollars ($1,500,000).

(b)

Calculation of First Contingent Earn-Out Payment.  For purposes of this Agreement, (I) the “First Revenue Goal” means the amount of Nine Hundred Thousand Dollars ($900,000), and (II) the “First Contingent Earn-Out Payment” means an amount equal to:

(i)

The product of (A) Three Hundred Thirty-Three Thousand Dollars ($333,000) multiplied by (B) the ratio of the Subject Net Revenues for the First Earn-Out Period to the First Revenue Goal, if the Subject Net Revenues for the First Earn-Out Period are between eighty percent (80%) and one hundred fifty percent (150%) of the First Revenue Goal; or

(ii)

Five Hundred Thousand Dollars ($500,000), if the Subject Net Revenues for the First Earn-Out Period are greater than one hundred fifty percent (150%) of the First Revenue Goal.

For purposes of clarification, there will be no First Contingent Earn-Out Payment if the Subject Net Revenues for the First Earn-Out Period are less than eighty percent (80%) of the First Revenue Goal.

(c)

Calculation of Second Contingent Earn-Out Payment.  For purposes of this Agreement, (I) the “Second Revenue Goal” means the amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000), and (II) the “Second Contingent Earn-Out Payment” means an amount equal to:

(i)

The product of (A) Three Hundred Thirty-Three Thousand Dollars ($333,000) multiplied by (B) the ratio of the Subject Net Revenues for the Second Earn-Out Period to the Second Revenue Goal, if the Subject Net Revenues for the Second Earn-Out Period are between eighty percent (80%) and one hundred fifty percent (150%) of the Second Revenue Goal; or

(ii)

Five Hundred Thousand Dollars ($500,000), if the Subject Net Revenues for the Second Earn-Out Period are greater than one hundred fifty percent (150%) of the Second Revenue Goal.

For purposes of clarification, there will be no Second Contingent Earn-Out Payment if the Subject Net Revenues for the Second Earn-Out Period are less than eighty percent (80%) of the Second Revenue Goal.

(d)

Calculation of Third Contingent Earn-Out Payment.  For purposes of this Agreement, (I) the “Third Revenue Goal” means the amount of Two Million Dollars ($2,000,000), and (II) the “Third Contingent Earn-Out Payment” means an amount equal to:

(i)

The product of (A) Three Hundred Thirty Three Thousand Dollars ($333,000) multiplied by (B) the ratio of the Subject Net Revenues for the Third Earn-Out Period to the Third Revenue Goal, if the Subject Net Revenues for the Third Earn-Out Period are between eighty percent (80%) and one hundred fifty percent (150%) of the Third Revenue Goal; or

(ii)

Five Hundred Thousand Dollars ($500,000), if the Subject Net Revenues for the Third Earn-Out Period are greater than one hundred fifty percent (150%) of the Third Revenue Goal.

For purposes of clarification, there will be no Third Contingent Earn-Out Payment if the Subject Net Revenues for the Third Earn-Out Period are less than eighty percent (80%) of the Third Revenue Goal.

(e)

Final Calculation of Earn-Out Amounts.  For purposes of this Agreement, each of the First Earn-Out Period, Second Earn-Out Period and Third Earn-Out Period shall sometimes be referred to as an “Earn-Out Period”, and each of the First Contingent Earn-Out Payment, Second Contingent Earn-Out Payment and Third Contingent Earn-Out Payment shall sometimes be referred to as an “Earn-Out Amount”.  Within thirty calendar (30) days after the end of each Earn-Out Period, Buyer shall prepare and deliver to Company a statement setting forth the determination of the applicable Earn-Out Amount for such Earn-Out Period (each, an “Earn-Out Statement”).  Company and its accountants shall have the right to review all records, books, work papers and calculations of Buyer and the Business related to each Earn-Out Statement and the related books, records, work papers and calculations.  Company shall have thirty (30) calendar days after delivery of each Earn-Out Statement in which to notify Buyer in writing of any discrepancy in, or disagreement with, the items reflected on such Earn-Out Statement or the determination of the applicable Earn-Out Amount (each, an “Earn-Out Notice of Objection”).  If Company does not submit an Earn-Out Notice of Objection during such thirty (30) calendar day period, then the Earn-Out Statement shall be deemed to be accepted in the form presented to Company.  If Company submits an Earn-Out Notice of Objection during such thirty (30) calendar day period and Buyer agrees with the adjustment requested by Company, then an appropriate adjustment shall be made.  If Buyer does not agree, within twenty (20) calendar days after the receipt of an Earn-Out Notice of Objection, to make any adjustment timely requested by Company, then Buyer shall remit to Company, on or before the thirtieth (30th) calendar day after the expiration of such twenty (20) calendar day period, one-fourth (1/4) of that portion of the Earn-Out Amount not in dispute, and the disputed, items or amount shall be submitted for review and final determination by the CPA Firm pursuant to Section 3.10.

(f)

Payment of Earn-Out Amounts.  On or before the thirtieth (30th) calendar day after each Earn-Out Date of Final Determination, Buyer shall deliver to Company an amount equal to one fourth (1/4) of the difference between (i) the applicable Earn-Out Amount (if any), minus (ii) any portion of such Earn-Out Amount previously paid by Buyer to Company pursuant to the last sentence of Section 3.7(e), above; and on or before each of the next three (3) successive three (3) month anniversaries of such Earn-Out Date of Final Determination, Buyer shall deliver to Company an amount equal to the difference between (i) one fourth (1/4) of the applicable Earn-Out Amount (if any), minus (ii) any portion of such Earn-Out Amount previously paid by Buyer to Company pursuant to the last sentence of Section 3.7(e), above.

(g)

Acceleration of Earn-Out Amount Payments.  If, subsequent to the Closing Date and prior to the third (3rd) anniversary of the Closing Date, Buyer terminates the employment of either Jamie or Ronnie without Cause (as defined below), then, on or before the thirtieth (30th) calendar day after the effective date of such termination of employment, Buyer shall deliver to Company an amount equal to fifty percent (50%) of the sum of (i) the maximum aggregate amount of Earn-Out Amounts which Company can earn pursuant to this Section 3.7 after the effective date of such termination, plus (ii) the aggregate amount of Earn-Out Amounts previously earned by Company pursuant to this Section 3.7 but not yet paid by Buyer as of the time of acceleration of the Earn-Out Amount payments pursuant to this Section 3.7(g); provided, that in the event Buyer is subject to an outstanding payment obligation under Section 3.7(e) or Section 3.7(f) at the time of acceleration of the Earn-Out Amount payments pursuant to this Section 3.7(g), the Parties acknowledge and agree that such outstanding payment obligation under Section 3.7(e) or Section 3.7(f) shall be null and void upon receipt by Company of the applicable payment under this Section 3.7(g).  For purposes of this Section 3.7, each of the First Revenue Goal, the Second Revenue Goal and the Third Revenue Goal shall sometimes be referred to as a “Revenue Goal”.  For purposes of this Section 3.7, “Cause” shall mean (A) any of the items constituting “Cause” in the Jamie Employment Agreement or the Ronnie Employment Agreement, as the case may be, or (B) if, at the conclusion of any twelve (12) calendar month period during any Earn-Out Period, the Subject Net Revenues for such twelve (12) calendar month period are less than fifty percent (50%) of the applicable Revenue Goal for such Earn-Out Period (provided, that in the event that such twelve (12) calendar month period spans two (2) separate Earn-Out Periods, then the applicable Revenue Goal referenced above shall be determined by taking the sum of (I) the prorated portion of the Revenue Goal for the first of such two Earn-Out Periods that corresponds to the number of calendar days falling within such first Earn-Out Period, plus (II) the prorated portion of the Revenue Goal for the second of such two Earn-Out Periods that corresponds to the number of calendar days falling within such second Earn-Out Period). Notwithstanding the foregoing, the Parties acknowledge and agree that clause (B) of the definition of “Cause” set forth in this Section 3.7(g) shall only apply to this Section 3.7 and shall not in any way apply to the Jamie Employment Agreement or the Ronnie Employment Agreement or affect the rights and obligations of the parties thereunder.

(h)

Subordination of Contingent Hold Back Purchase Price and Earn-Out Amount Payments.  The parties acknowledge and agree that the Contingent Hold Back Purchase Price (if any) and the Earn-Out Amounts (if any) are subordinated and junior in right of payment to the Senior Debt. For purposes hereof, the “Senior Debt” shall mean the principal of, and interest and premium (if any) on, the indebtedness of Buyer, regardless of whether incurred on, before or after the date hereof, for money borrowed from Fifth Third Bank (“Senior Lender”), and all renewals, extensions, modifications and refinancings of any such indebtedness (but excluding indebtedness of others guaranteed by Buyer and obligations of Buyer under capital leases).  “Senior Debt” shall include the amount of any payments made to any holder of any Senior Debt or another by or on behalf of Buyer which are recovered from any holder of any Senior Debt by a trustee, receiver, creditor or other party pursuant to applicable federal or state law. Company hereby agrees to sign any subordination agreements or file any UCC amendments requested by any holder of Senior Debt, and if Company refuses to sign such agreements or file such amendments upon request by such a holder of Senior Debt, then Buyer shall have the right to terminate Section 3.6 and Section 3.7 of this Agreement and any payment obligations of Buyer under Section 3.6 and Section 3.7 shall be void.  Notwithstanding the foregoing, (i) so long as Buyer has not received from Senior Lender a written notice of the occurrence of an Event of Default (as such capitalized term is defined in the Credit Agreement) under Section 11.1 (Nonpayment of Obligations), Section 11.3 (Nonperformance), Section 11.7 (Bankruptcy, Insolvency, etc.), Section 11.9 (Change in Control) or Section 11.11 (Rate Management Obligation) of that certain Loan and Security Agreement dated as of July 27, 2011 by and between Buyer and Senior Lender, as amended by that certain First Amendment to Loan and Security Agreement and Other Loan Documents dated as of the date hereof (collectively, the “Credit Agreement”), Buyer may make, and Company may receive, payment of the Contingent Hold Back Purchase Price as and when due pursuant to Section 3.6, above, and payment of the Earn-Out Amounts as and when due pursuant to Section 3.7(e), Section 3.7(f) and/or Section 3.7(g), above, and (ii) in the event that Buyer receives from Senior Lender a written notice of the occurrence of such an Event of Default, Company’s right to receive payment of the Contingent Hold Back Purchase Price and the Earn-Out Amounts pursuant to clause (i), above, shall be reinstated if and when Buyer cures or

Senior Lender waives such Event of Default in compliance with the terms and conditions of the Credit Agreement.

3.8.

Method of Payment.  All payments under this Article 3 shall be made by wire transfer of immediately available funds to an account that the recipient, at least forty eight (48) hours prior to the time for payment specified hereunder, has designated in writing.

3.9.

Allocation of Purchase Price.  The Purchase Price (including, without limitation, the Stock Purchase Price) shall be allocated as set forth on Exhibit 3.9.  The Buyer, Company and Shareholders agree that each shall file all tax returns consistent with such allocation.  The Buyer, Company, and Shareholders shall not take any position for tax purposes (whether for audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so under applicable law.

3.10.

Resolution by CPA Firm.

(a)

Resolution by CPA Firm.  If Buyer and Company are unable to resolve a dispute over an Earn-Out Notice of Objection within twenty (20) calendar days after Company’s delivery of such Earn-Out Notice of Objection to Buyer, then at any time thereafter Buyer or Company may elect to have the disputed matter resolved by a nationally recognized firm of independent public accountants as to which Buyer and Company mutually agree (the “CPA Firm”), who shall, acting as experts and not as arbitrators, determine on the basis of the standards set forth in Section 3.7, and only with respect to the remaining accounting-related differences so submitted to the CPA Firm (and not by independent review), whether and to what extent, if any, an Earn-Out Amount as derived from an Earn-Out Statement requires adjustment, or what portion of the Purchase Price should be allocated to each of the Purchased Assets.  In connection with the engagement of the CPA Firm, each of Buyer and Company shall execute reasonable engagement letters and supply such other documents and information as the CPA Firm reasonably requires.  Without limiting the Parties’ obligations under this Section 3.10, each of Buyer and Company may submit such data and information to the CPA Firm as such Party deems appropriate.  The CPA Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) calendar days after submission of the dispute to it and, in any case, as soon as practicable after such submission.  In resolving a dispute over an Earn-Out Notice of Objection, the CPA Firm shall utilize the criteria set forth in Section 3.7.

(b)

Payment of Fees of CPA Firm.  If an Earn-Out Amount as finally determined by the CPA Firm is closer in amount to the Earn-Out Amount as reflected in Company’s Earn-Out Notice of Objection than to the Earn-Out Amount as reflected in Buyer’s Earn-Out Statement, then Buyer shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 3.10(a) relating to the determination of such Earn-Out Amount.  If an Earn-Out Amount as finally determined by the CPA Firm is closer in amount to the Earn-Out Amount as reflected in Buyer’s Earn-Out Statement than to the Earn-Out Amount as reflected in Company’s Earn-Out Notice of Objection, then Shareholders, jointly and severally, and Company, jointly and severally with Shareholders, shall pay all fees and expenses of the CPA Firm in connection with the services provided pursuant to Section 3.10(a) relating to the determination of such Earn-Out Amount.

4.

REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS.

Shareholders, jointly and severally, and Company, jointly and severally with Shareholders, make the following representations and warranties to Buyer, each of which is true and correct as of the Closing Date and shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.5(a):

4.1.

Corporate Matters.

(a)

Organization.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

(b)

Corporate Power.  Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on the Business as and where such is currently being conducted, to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.  Since February 16, 2012, Company has not engaged in any business other than the Business.

(c)

Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary.  Schedule 4.1(c) sets forth a true, correct and complete list of the jurisdictions in which the Purchased Assets or the Business makes such licensing or qualification necessary.

(d)

No Subsidiaries.  Company does not own, directly or indirectly, any capital stock or other equity or ownership interest of any corporation, limited liability company, partnership or other entity, which capital stock or other equity or ownership interest constitutes a Purchased Asset.  Company does not have any right to acquire, directly or indirectly, any outstanding capital stock of, or equity interest in, any Person.

(e)

Corporate Governance.  Company has delivered to Buyer true, correct and complete copies of its charter, bylaws and similar organizational documents, including any amendments thereto.

4.2.

Shareholders.  Each Shareholder is the record and beneficial owner of the shares of capital stock or other equity or ownership interests of Company that are set forth on Schedule 4.2.  No Person other than Shareholders owns any such shares or other equity or ownership interests of Company.  Each Shareholder is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby.

4.3.

Authority.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors (or comparable body) of Company and Shareholders.  No other or further act or proceeding on the part of Company or Shareholders (including Shareholders in their personal capacities) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto will constitute, valid and binding agreements of Company and/or Shareholders, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

4.4.

No Violation.  Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company or Shareholders pursuant hereto nor the consummation by Company or Shareholders of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity, or (c) subject to obtaining all Consents, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company under, any term or provision of the charter, bylaws or similar organizational documents of Company, any Shareholder or similar agreement among the shareholders of Company, or of any Contract or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

4.5.

Financial Matters.

(a)

Financial Statements.  Included as Schedule 4.5(a) are financial statements of Company (collectively, the “Financial Statements”) for each of the fiscal years ended December 31, 2009, 2010 and 2011 (including the notes contained therein or annexed thereto), (ii) an unaudited balance sheet of Company as of the close of business on the third (3rd) business day immediately preceding the Closing Date (the “Recent Balance Sheet”), and the related unaudited statements of earnings, shareholders’ equity and cash flows for the approximately seven (7) months then ended and for the corresponding period of the prior year.  The Financial Statements (A) are true, correct and complete; (B) are prepared from and consistent with such financial statements as have been prepared and used by Company in the ordinary course of managing the Business and measuring and reporting its operating results; and (C) fairly present the assets, liabilities, financial position, results of operations and cash flows of the Business as of the dates and for the periods indicated.  If any other asset, liability or item of income or expense reflected on the Financial Statements arises out of an allocation to the Business of a portion of any asset, liability or item of income or expense of Company that relates in part to any operation other than the Business, then Schedule 4.5(a) sets forth such fact, an explanation thereof and the method of calculating the allocation or charge.

(b)

Customer Account Statements.  Included as Schedule 4.5(b) are customer account statements as of the close of business on the third (3rd) business day immediately preceding the Closing Date (collectively, the “Customer Account Statements”), depicting for each customer of Company all billings and cash receipts for the past twelve (12) months and all outstanding accounts receivable to date, along with an estimate of amounts deemed uncollectible.

(c)

Backlog.  Schedule 4.5(c) contains a true, correct and complete copy of the Company’s order backlog, sales pipeline, and ongoing customer discussions in progress.

4.6.

Tax Matters.

(a)

Tax Returns Filed and Taxes Paid.  All Tax Returns with respect to, in connection with, associated with, or related to, the Business required to be filed by or on behalf of Company have been timely filed and, when filed, were true, correct and complete.  Company has paid, or made provision for the payment of all Taxes that have or may have become due for all periods covered by the Tax Returns (whether or not shown on any Tax Return) have been paid by Company or will be timely paid by Company prior to the Closing Date.  All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.  None of the foregoing Tax Returns contain any positions that are or would be subject to penalties under Section 6662 of the Code.

(b)

Tax Audits.  No claim has ever been made by an authority in a jurisdiction in which Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority with respect to, in connection with, associated with, or related to, the Business.  Schedule 4.6(b) lists all Tax Returns filed with respect to, in connection with, or related to the Business for taxable periods ended on or after January 1, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Company has delivered to Buyer true, correct, and complete copies of all income, sales, use, real property and personal property Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company with respect to, in connection with, associated with, or related to, the Business since January 1, 2009.  There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a Tax assessment or deficiency.  Except as set forth on Schedule 4.6(b), since January 1, 2006, Company has not received (i) any notice of underpayment of Taxes or other deficiency that has not been paid with respect to, in connection with, associated with, or related to, the Business, or (ii) any objection to any Tax Return, whether in writing or verbally, formally or informally with respect to, in connection with, associated with, or related to, the Business filed by Company.  Neither Company, Shareholders, nor any officer, director or employee of Company responsible for Tax matters has knowledge of any dispute or claim concerning any Tax liability of the Company. Except as set forth on Schedule 4.6(b), all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with, or related to, the Business have been fully paid or are fully reflected as a Liability in the financial statements of the Business.

(c)

Other.  Company has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.    Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b).

(d)

No Tax Liens.  There are no Liens for Taxes with respect to, in connection with, associated with, or related to, the Business or the assets thereof.

4.7.

Receivables.  All accounts receivable reflected on the Customer Account Statements, and those that have arisen since the date of the Customer Account Statements, (a) arose out of arm’s length transactions actually made in the ordinary course of the Business, (b) are valid and legally binding obligations of the parties obligated to pay such amounts, (c) are not subject to any counterclaim or set-off, and (d) are not in dispute.  To Company’s knowledge, all Unearned Billings are collectible (net of reserves for doubtful accounts shown on the Customer Account Statements) in the ordinary course of the Business without the necessity of commencing litigation.  No Unearned Billing is for an amount payable post-Closing that would result in a loss to the Business post-Closing after the performance by Buyer after the Closing of the services related to such Unearned Billing (after giving effect to full amortization of post-Closing overhead and selling, general and administrative expenses).

4.8.

Absence of Certain Changes.  Except as and to the extent set forth on Schedule 4.8, since April 30, 2012, there has not been:

(a)

No Adverse Change.  Any material adverse change in the conduct, financial condition, business, prospects or operations of Company, the Business, the assets that are used, held for use or acquired or developed for use primarily in the Business or the Liabilities relating to the Business.

(b)

No Damage.  Any material damage, whether covered by insurance or not, relating to or affecting the Business, Purchased Assets or Assumed Liabilities.

(c)

No Increase in Compensation.  Any increase in the compensation, salaries, commissions or wages payable to any employees of Company whose compensation is reflected on the Financial Statements, including any bonus or other employee benefit granted, made or accrued in respect of such employees, or any increase in the number of such employees (including any increase pursuant to any Employee Plan/Agreement or other commitment).

(d)

No Labor Disputes.  Any labor dispute or disturbance relating to or affecting the Business, other than routine individual grievances that are not material to the conduct, financial condition, Liabilities, business, prospects or operations of the Business or the assets that are used, held for use or acquired or developed for use primarily in the Business, or any organizational effort by or respecting a labor union, demand for recognition by a labor union or showing of interest by Company employees respecting a labor union.

(e)

No Disposition of Property.  Any sale, lease, grant or other transfer or disposition of any properties or assets of Company that constitute Purchased Assets.

(f)

No Liens.  Any Lien made on any of the properties or assets of Company that constitute Purchased Assets.

(g)

No Amendment of Contracts, Rights.  Any entering into, amendment or early termination of any material Contract relating to or affecting the Business, or any release or waiver of any material claims or rights in respect of the Business.

(h)

Credit.  Any grant of credit by Company to any customer (including any distributor) of the Business on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change made by Company in the terms of any credit heretofore extended in connection with the Business or any other change of Company’s policies or practices with respect to the granting of credit in connection with the Business.

(i)

Discharge of Obligations.  Any discharge, satisfaction or agreement to satisfy or discharge any Liability relating to or affecting the Business, other than the discharge or satisfaction in the ordinary course of the Business of current Liabilities reflected on the face of the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of the Business.

(j)

Deferral of Assumed Liabilities.  Any deferral, extension or failure to pay any of the Assumed Liabilities as and when the same become due or any allowance of the level of the Assumed Liabilities to increase in any material respect or any prepayment of any of the Assumed Liabilities.

(k)

No Unusual Events.  Any other event or condition not in the ordinary course of Company’s operation of the Business.

(l)

No Agreement or Commitment.  Any agreement or commitment, whether orally or in writing to do any of the foregoing.

4.9.

Absence of Undisclosed Liabilities.  Except as and to the extent specifically set forth on the face of the Recent Balance Sheet, or on Schedule 4.9, Company does not have any Liabilities relating to or affecting the Business, other than: (a) commercial Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of the Business consistent with past practice, none of which has had or is reasonably likely to have a material adverse effect on the conduct, financial condition, business, prospects or operations of the Business, the assets that are used, held for use or acquired or developed for use primarily in the Business or the Liabilities relating to the Business; or (b) Liabilities disclosed in this Agreement or in the Disclosure

Schedule, or that are of the type or kind required to be disclosed in the Disclosure Schedule but are not disclosed solely because they fall below the minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in the Disclosure Schedule.

4.10.

No Litigation.  Except as set forth on Schedule 4.10, there is no Litigation pending or, to Company’s knowledge, contemplated by or threatened against Company or its shareholders, directors or officers (in such capacity) that in any way involves the Business, Purchased Assets (including, but not limited to, the Trade Rights) or Assumed Liabilities.  To Company’s knowledge, no event has occurred or action has been taken that is reasonably likely to result in such Litigation.  Schedule 4.10 also identifies all Litigation to which Company or its shareholders, directors or officers (in such capacity) have been parties since January 1, 2009 that in any way involves the Business, Purchased Assets (including, but not limited to, the Trade Rights) or Assumed Liabilities.  Except as set forth on Schedule 4.10, no aspect of the Business, Purchased Assets (including, but not limited to, the Trade Rights) or Assumed Liabilities is subject to any Order.

4.11.

Compliance With Laws and Orders.

(a)

Laws and Orders.  Except for past violations for which Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth on Schedule 4.11(a), Company in respect of the operations, practices, properties and assets of the Business, Purchased Assets or Assumed Liabilities is and has been in compliance with all applicable Laws and Orders.  Except as set forth on Schedule 4.11(a), Company has not received notice of any violation or alleged violation of any Laws or Orders with respect to the Business, Purchased Assets or Assumed Liabilities.  All reports, filings and returns associated with or related to the Business, Purchased Assets or Assumed Liabilities required to be filed by or on behalf of Company with any Governmental Entity have been filed and, when filed, were true, correct and complete.

(b)

Licenses and Permits.  Company has all licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and of all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business (as Company currently conducts the Business and as Company proposes to conduct the Business as reflected in the most recent financial plan and projection for the Business) and the operation of the Facility.  All such licenses, permits, approvals, certifications, consents and listings are set forth on Schedule 4.11(b), and except as otherwise set forth on Schedule 4.11(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof.  Except for past violations for which Company is not subject to any current Liability and cannot become subject to any future Liability and except as set forth on Schedule 4.11(b), Company (including its operations, practices, properties and assets) is and has been in compliance with all such licenses, permits, approvals, certifications, consents and listings.

4.12.

Title to Purchased Assets; Real Property.

(a)

Marketable Title.  Company has good and marketable fee title or leasehold title (as applicable) to all of the Purchased Assets, and, except as set forth on Schedule 4.12(a), such fee title or leasehold title is free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, “Liens”).

(b)

Real Property.  Company owns no real property.  Schedule 4.12(b) sets forth all leases and subleases and any other occupancy or similar agreements entered into by, or binding on, Company, whether as lessor or sublessee, together with all written waivers, modifications and amendments thereto or agreements or written correspondence providing for any deviation therefrom or supplements thereto, including, without limitation, leases or subleases of, or any other occupancy agreements relating to, real property (the “Real Property Leases”).  Company has delivered to Buyer true and complete copies of the Real Property Leases prior to the date hereof.  The leasehold interest in the real property leased under the Real Property Leases, including any common areas, easements and licenses associated therewith (the “Real Property”), constitutes all of the real property necessary to conduct the Business as currently conducted.  Company enjoys peaceful and undisturbed possession of the Real Property and no easement or other access right is required to utilize such Real Property.  Except as disclosed on Schedule 4.12(b), (i) there are no (A) Contracts to which Company is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property, or (B) parties (other than Company) in possession of the Real Property, and (ii) the Real Property Leases will continue to be valid and binding immediately following the consummation of the transactions contemplated hereby.  Company has good and valid title to the leasehold estate under each such Real Property Lease, and, except as set forth on Schedule 4.12(b), such leasehold estate is free and clear of all Liens.  The buildings and structures that are part of the Real Property are in all material respects in the condition required by the terms of the applicable Real Property Lease (without payment, penalty or forfeiture of deposits).  All of the Real Property is supplied with utilities (including water, sewage, electricity and telephone) necessary for the operation of the Real Property as currently operated.  The buildings and structures that are part of the Real Property are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems (except for such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business).

4.13.

Insurance.  Schedule 4.13 sets forth a true, correct and complete list and description of all policies of fire, liability, product liability, workers compensation, health, product, recall and other forms of insurance currently in effect with respect to the Business, Purchased Assets or Assumed Liabilities (collectively, the “Business Insurance Policies”).  Schedule 4.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each Business Insurance Policy, and any pending claims in excess of One Thousand Dollars ($1,000) (or its foreign currency equivalent as of the date hereof).  Company has delivered true, correct and complete copies of each Business Insurance Policy to Buyer.  All Business Insurance Policies provide insurance coverage with respect to the Business, Purchased Assets or Assumed Liabilities of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated.  Company has not received any notice of cancellation or termination with respect to any Business Insurance Policy, and to Company’s knowledge, no event or condition exists or has occurred that could result in cancellation of any Business Insurance Policy prior to its scheduled expiration date.  To Company’s knowledge, Company has duly and timely made all claims that it has been entitled to make under each Business Insurance Policy.  Company has not received any notice from or on behalf of any insurance carrier issuing any Business Insurance Policy that insurance rates therefor will hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Business Insurance Policy. To Company’s knowledge, the Business Insurance Policies are sufficient in all material respects for compliance by Company, in connection with the operation of the Business as currently conducted, with all requirements of Law and with the requirements of all material Assumed Contracts.

4.14.

Contracts and Commitments.  Except as set forth on Schedule 4.14:

(a)

Real Property Leases.  Company (whether as lessor or lessee) has no Contracts for the lease or occupancy of Real Property other than the Real Property Leases described on Schedule 4.12(b).

(b)

Personal Property Leases.  Company (whether as lessor or lessee) has no Contracts for the lease or use of personal property used, held for use or acquired or developed for use primarily in the Business (each, a “Personal Property Lease”).

(c)

Sales Commitments.  Company has no sales Contracts in respect of the Business that aggregate in excess of Ten Thousand Dollars ($10,000) (or its foreign currency equivalent as of the date hereof) to any one customer or group of affiliated customers.  Company has no sales Contracts in respect of the Business except those made in the ordinary course of the Business at arm’s length, and no such Contracts are for a sales price that would result in a loss to the Business (after giving effect to full amortization of overhead and selling, general and administrative expenses).

(d)

Contracts for Services.  Company has no Contract in respect of the Business with any officer, employee, agent, consultant or other third party performing similar functions that is not cancelable by Company on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever.

(e)

Powers of Attorney.  Company has not given a power of attorney or proxy that is currently in effect to any Person for any purpose whatsoever in connection with or affecting the Business, Purchased Assets or Assumed Liabilities.

(f)

Loan Agreements.  Company has no loan Contract, promissory note, letter of credit or other evidence of indebtedness, as a signatory, guarantor or otherwise, in respect of the Business, other than those included on Exhibit 2.3.

(g)

Guarantees.  Company has not guaranteed the payment or performance of any Person, agreed to indemnify any Person (except under Contracts entered into by Company in the ordinary course of the Business) or to act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person in connection with or affecting the Business, Purchased Assets or Assumed Liabilities.

(h)

Governmental Contracts.  Company has no Contract with any Governmental Entity in connection with or affecting the Business.

(i)

Agreements Relating to Business Trade Rights.  Company has no consulting, development, joint development or other Contract relating to any of the Business Trade Rights or other Trade Rights used in the operation of the Business, nor does Company have any Contract requiring Company to assign, license, dispose, or otherwise transfer or grant interests in any interest in any Business Trade Rights or Trade Rights used in the operation of the Business.

(j)

Restrictive Agreements.  Company has no Contract in connection with or affecting the Business, Purchased Assets or Assumed Liabilities that is so burdensome as to materially affect or impair the operations of the Business.  Without limitation, Company has no Contract in connection with or affecting the Business, Purchased Assets or Assumed Liabilities (i) requiring Company to assign any interest in any Business Trade Rights, (ii) prohibiting or restricting Company or any of its employees from competing in any business or geographical area, or soliciting customers or employees, or otherwise restricting it from carrying on any business anywhere in the world, or (iii) relating to the location of employees or a minimum number of employees to be employed.

(k)

Sharing of Profits or Losses.  Company has no Contract involving a sharing of profits or losses by Company with any other Person including any joint venture, partnership or similar agreement.

(l)

Right of First Refusal.  Company has no Contract granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire the Purchased Assets.

(m)

Acquisition.  Company has no Contract involving the acquisition by Company of any business enterprise whether via stock or asset purchase or otherwise.

(n)

Employment.  Company has no Contract for the employment by Company of any individual on a full-time, part-time, consulting or other basis.

(o)

Indemnification.  Company has no Contract under which Company has agreed to indemnify any third Person in any manner.

(p)

Settlement.  Company has no Contract which is a settlement, conciliation or similar agreement with any Governmental Entity or which, after the date hereof, will require payment of consideration to any Person.

(q)

Other Material Contracts.  Company has no other Contract of any nature in connection with or affecting the Business and involving consideration or other expenditure in excess of Five Thousand Dollars ($5,000) (or its foreign currency equivalent as of the date hereof), or involving performance over a period of more than twelve (12) months, or that is otherwise individually material to the operations of the Business.

4.15.

No Default.  Company is not in default in any material respect under any Contract relating to or affecting the Business, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Company’s obligations thereunder or result in the creation of any Lien on any Purchased Asset.  To Company’s knowledge, no third party is in default in any material respect under any such Contract to which Company is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.  Each Assumed Contract is in full force and effect and is a valid and binding agreement enforceable against Company and, to Company’s knowledge, the other party or parties thereto in accordance with its terms.

4.16.

Labor Matters.  Company has never experienced any labor disputes, any union organization attempts or efforts, demands for recognition by a labor union, showing of interest by Company employees respecting a labor union or any work stoppages due to labor disagreements in connection with or affecting the Business.

4.17.

Employee Benefit Plans.  Neither Company nor any ERISA Affiliate has had any Liability under any plans, programs, Contracts, policies or practices which provide benefits to any current or former employee, director or independent contractor, or beneficiary or dependent thereof, who performs or performed services primarily for the benefit of the Business, or to which Company contributes or is obligated to contribute, including any pension, thrift, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, “parachute,” severance, vacation, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “golden parachutes,” collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, or written or binding oral statements of policies, practices or understandings relating to employment (collectively, “Employee Plans/Agreements”).

4.18.

Employees and Independent Contractors; Compensation.  Schedule 4.18 contains a true, correct and complete list of (a) all (i) employees, and (ii) independent contractors of Company who perform services for the benefit of the Business (including any such individual who is on a leave of absence or on layoff status subject to recall), (b) each such individual’s title (if any), hire or engagement date, duties and location of employment or engagement, as the case may be, (c) each such individual’s employment/engagement status (i.e., whether such individual is actively employed or engaged or not actively at work due to illness, short-term disability, sick leave, authorized leave or absence, layoff for lack of work or service in the Armed Forces of the United States or for any other reason), and (d) each such individual’s annual rate of compensation, including annualized base wages or fees, as the case may be, vacation or paid time off accrual amounts, bonuses, incentives, commissions and any other cash compensation forms.  For purposes of subclause (d), in the case of salaried employees, such list identifies the current annual rate of compensation for each such employee, and in the case of hourly or commission independent contractors, such list identifies the current hourly or commission rate for each such individual.  The current, former and retired employees of Company have been, and currently are, properly classified under the FLSA, and under any other similar Law.  Schedule 4.18 also contains a true, correct and complete list by location in the United States of the number of former employees and independent contractors of Company who performed services primarily for the benefit of the Business and whose employment or engagement, as the case may be, was terminated within the six (6) month period preceding the date hereof together with a reason for each such termination.

4.19.

Trade Rights.

(a)

Owned Trade Rights.  Schedule 4.19(a) contains a true, correct and complete list of all Owned Trade Rights that are registered or for which applications are pending and all Business Trade Rights licensed to Company that are not included on another Schedule. All Owned Trade Rights are in good standing, and those shown as registered on Schedule 4.19(a) have been properly registered to Company’s knowledge in all jurisdictions where required, which jurisdictions are set forth on Schedule 4.19(a).  All registrations and applications relating to Owned Trade Rights have been properly made and filed, and all annuity, maintenance, renewal and other fees relating to registrations or applications are current with no such fees falling due within one hundred twenty (120) calendar days of the Closing Date.

(b)

No Infringement.  To conduct the Business, as it is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have.  Company is not infringing, misappropriating or violating, and has not infringed, misappropriated or violated, any Trade Rights of another in the operations of the Business; there is no basis upon which such a claim or challenge could be made; and Company has not received any complaint, claim or other notice alleging such a claim or challenge.  To Company’s knowledge, no Person is infringing or has infringed any of the Owned Trade Rights or any exclusively licensed Business Trade Rights.  Company is not aware of any pending patent applications belonging to others that would be infringed through the conduct of the Business if a patent that included such claims were granted on such pending applications.

(c)

Third Party Rights.  Except as set forth on Schedule 4.19(c) or another Schedule, Company has not granted any license or made any assignment of any of the Owned Trade Rights, and no Person other than Company has any right to use any of the Owned Trade Rights or exclusively licensed Business Trade Rights.  Except as set forth on Schedule 4.19(c) or another Schedule, in its conduct of the Business, Company does not pay any royalties or other consideration for the right to use any Trade Rights of others.  All Owned Trade Rights and exclusively licensed Business Trade Rights that are used by Company in the operations of the Business are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company or the originator of such Trade Rights.  No methods, processes, procedures, apparatus or equipment, used or held for use in the Business, use or include any proprietary or confidential information or any trade secrets or Confidential Information misappropriated from another.  Company has no trade secrets, proprietary or confidential information relating to or affecting the Business that is owned or claimed by third parties and that is not rightfully in the possession of Company, and Company has complied in all material respects with all Contracts governing the disclosure and use of proprietary or confidential information relating to or affecting the Business.  Company and, to Company’s knowledge, all its independent contractors and current, former or retired employees have safeguarded and maintained the confidentiality of all material Business Trade Rights to the extent necessary to maintain all proprietary rights therein.  The consummation of the transactions contemplated hereby will not alter or impair any of the Business Trade Rights, and, after the Closing Date, Buyer will have the right to continued use of the Business Trade Rights to continue the conduct of the Business, as it is currently conducted or proposed to be conducted, without the payment of any additional fees other than annual royalty or license fees that have been disclosed to Buyer in the Disclosure Schedule.  Except as set forth on Schedule 4.19(c), any software used by Company in the Business is either (i) comprising entirely of Owned Trade Rights, or (ii) licensed by Company pursuant to a valid license agreement under which Company is in full compliance (including, but not limited to, with respect to the permitted number of users).

(d)

Title.  Company exclusively and solely owns all rights, title and interest in the Owned Trade Rights, free and clear of any Liens, and no current or former officer, employee or independent contractor of Company has any right, title or interest of any nature whatsoever in or to the Owned Trade Rights.

(e)

Company’s Tools; Software. Schedule 4.19(e)(i) includes a list of (i) each Person who has authored any portion of the Company’s Tools, (ii) the nature of each such Person’s relationship with the Company, and (iii) all Contracts executed by such Persons for the benefit of the Company with respect to the Company’s Tools authored by such Person(s). Copies of all algorithms, tools and other software and all source and object programs and codes and related documentation incorporated in, used in and/or related to the Business, including, but not limited to, the foregoing related to the Company’s Tools, have been delivered to Buyer. Such algorithms, tools, software, programs, codes and documentation are fully useable and understandable by Persons ordinarily skilled in computer programming and are sufficient to permit the maintenance and further development of all software products related to the Business, including, but not limited to, the Company’s Tools. The Company’s Tools perform substantially in accordance with their functional specifications and related documentation. Schedule 4.19(e)(ii) includes a list of all known bugs relating to the Company’s Tools. Company has not disclosed the source code for the Company’s Tools or other confidential or proprietary information constituting, embodied in or pertaining to the Company’s Tools to any Person other than employees or independent contractors of Company or other third parties who are bound by confidentiality agreements. Except as set forth on Schedule 4.19(e)(iii), the source code for the Company’s Tools has not been placed in escrow and is not subject to other arrangements pursuant to which the source code has been or could be delivered or disclosed to any third party except for Buyer. Company does not have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any of the Owned Trade Rights to any Person. Company has not used any Publicly Available Software in the former or current development of any part of the Owned Trade Rights, nor licensed or distributed to any other Person any combination of Publicly Available Software and Owned Trade Rights, in a manner that may (A) require, or condition the use or distribution of Owned Trade Rights or portion thereof upon the disclosure, licensing or distribution of any source code for any portion of the Owned Trade Rights, or (B) otherwise impose any limitation, restriction or condition on the right or ability of Company to use or distribute the Owned Trade Rights in any manner, and the Owned Trade Rights are not subject to any such requirement, limitation, restriction, or condition.  The Owned Trade Rights perform free of disabling codes, “back door” codes, “drop dead” codes, “time bomb” codes, “Trojan horse” codes, “virus” codes, or “worm” codes (as such terms are commonly understood in the software industry) or any other code or executable designed or intended to have, or capable of performing, any of the following functions: disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code or executable is stored or installed, or damaging or destroying any data or file without the user’s consent.  Notwithstanding the foregoing, nothing contained in this Section 4.19(e) shall be construed to be a representation or warranty by Company and Shareholders that the Company’s Tools and the Subject Products and Services will perform “error free”.  Further notwithstanding the foregoing, any representations and warranties made by Company and Shareholders hereunder with respect to the Company’s Tools and the Subject Products and Services shall be limited to the makeup and condition of such Company’s Tools and Subject Products and Services as of the Closing Date and shall not in any way apply to any additions, modifications, improvements or other changes made by Buyer to such Company’s Tools or Subject Products and Services after the Closing Date; provided, that the foregoing limitation shall only apply to any such additions, modifications, improvements or other changes themselves and shall not in any way limit Buyer’s right to rely on Company’s and Shareholders’ representations and warranties contained herein with respect to the makeup and condition of the Company’s Tools and the Subject Products and Services as of the Closing Date.

4.20.

Customers; Suppliers; Dealers and Distributors.

(a)

Major Customers.  Since the end of the last fiscal year, except as set forth on Schedule 4.20(a): (A) no customer described on the Customer Account Statements attached as Schedule 4.5(b) has cancelled or otherwise terminated its relationship with Company; (B) there has not been any materially adverse change in the business relationship, and there has been no material dispute between Company and any customer described on the Customer Account Statements; (C) no customer described on the Customer Account Statements has materially reduced its purchases from Company; and (D) to the knowledge of Company, no customer described on the Customer Account

Statements is the subject of any bankruptcy or insolvency proceeding.  Company has no knowledge of any facts indicating, nor any other reason to believe, that any of the customers described on the Customer Account Statements will not continue to be customers of the Business after the Closing at substantially the same level of purchases as heretofore.

(b)

Major Suppliers.  Schedule 4.20(b) contains: (i) a true, correct and complete list of the ten (10) largest suppliers to the Business for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year and whether such supplier is an Affiliate or third party; and (ii) a true, correct and complete list of all suppliers that are Governmental Entities or partially or wholly-owned by a Governmental Entity.  Since the end of the last fiscal year, except as set forth on Schedule 4.20(b): (A) no supplier described on Schedule 4.20(b) has cancelled or otherwise terminated its relationship with Company; (B) there has not been any materially adverse change in the business relationship, and there has been no material dispute between Company and any supplier described on Schedule 4.20(b); (C) no supplier described on Schedule 4.20(b) has materially reduced its sales to Company; and (D) to the knowledge of Company, no  supplier described on Schedule 4.20(b) is the subject of any bankruptcy or insolvency proceeding.  Company has no knowledge of any facts indicating, nor any other reason to believe, that any of the suppliers described on Schedule 4.20(b) will not continue to be suppliers to the Business after the Closing and will not continue to supply the Business with substantially the same quantity and quality of goods and services at competitive prices.

4.21.

Product Warranty and Product Liability.  Schedule 4.21 contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products/Services, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of Products/Services under which Company, the Business or Buyer could have any current or future Liability.

4.22.

Assets and Services Necessary to Business.  The Purchased Assets and the Real Property comprise all property, assets and rights, tangible and intangible (including Trade Rights), that Company used, held for use or acquired for use in the Business during the six (6) month period immediately preceding the Closing Date.  Schedule 4.22 contains a true, correct and complete list of all services provided to Company in respect of the Business by employees of Company or any of Company’s Affiliates (other than the Active Transferred Employees) or by a third party under a Contract with Company that does not constitute an Assumed Contract.

4.23.

Bank Accounts.  Schedule 4.23 sets forth a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lockbox or checking, savings, custodial or other account, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.24.

No Brokers or Finders.  Neither Company, Shareholders nor any of Company’s directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

4.25.

Investment Purpose.  Company is acquiring the Subject Shares for investment only and for Company’s own account, and not with a view to resale or other disposition thereof.  Company is capable of evaluating the merits and risks of an investment in the Subject Shares.  Company acknowledges that the Subject Shares are not registered under the Securities Act or any state securities Laws in reliance upon one or more exemptions from the registration requirements made available under such Laws.  Company covenants and agrees that it will not offer, sell or otherwise transfer the Subject Shares unless and until the Subject Shares are registered pursuant to the securities Laws of all applicable jurisdictions, or unless the disposition thereof is otherwise exempt from registration thereunder; in the event the Subject Shares are proposed to be transferred pursuant to an exemption from registration, such proposal must be accompanied by an opinion of counsel reasonably satisfactory to Buyer to the effect that such transfer complies with applicable securities Laws.  Company has been directed by Buyer to review Buyer’s most recent annual report on Form 10-K, three most recent quarterly reports on Form 10-Q and any Forms 8-K filed since Buyer’s most recent quarterly report on Form 10-Q, all of which have been filed publicly and can be found on the website for the SEC (www.sec.gov), and has been told that Buyer will provide written copies of such reports to Company upon request.

4.26.

Disclosure.  No representation or warranty made by Company or Shareholders in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Company or Shareholders pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.  Each copy of an original document included in the Disclosure Schedule is a true, correct and complete copy of such document and includes all material exhibits, schedules, amendments, supplements or other modifications to such document.

5.

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer makes the following representations and warranties to Company and Shareholders, each of which is true and correct as of the Closing Date and shall the survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.5(a):

5.1.

Corporate Matters.

(a)

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

(b)

Corporate Power.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

5.2.

Authority.  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer.  No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.3.

No Brokers or Finders.  Neither Buyer nor any of its shareholders, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof, nor are any of them responsible for the payment of any broker’s or finder’s fees.

5.4.

Capitalization.

(a)

The authorized capital stock of Buyer consists of 25,000,000 shares of Buyer Stock and 1,000,000 shares of cumulative preferred stock, par value $.001 per share (the “Cumulative Preferred”), 100,000 shares of which have been designated as junior preferred stock (the “Junior Preferred”).  As of the date hereof, (i) 8,036,950 shares of Buyer Stock, together with associated Rights, are issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, (ii) 0 shares of Buyer Stock are held in the treasury, (iii) 1,410,436 shares of Buyer Stock are subject to outstanding equity awards under Buyer’s equity incentive plans, and (iv) no shares of Cumulative Preferred are issued and outstanding.  All of the authorized shares of Junior Preferred have been authorized for issuance upon the exercise of Rights.  Except as described in this Section 5.4(a) and the Rights, there are no options, warrants or other rights to acquire capital stock from Buyer, and no preemptive or similar rights, calls, agreements, commitments, arrangements, subscription or other rights, convertible or exchangeable securities, agreements or arrangements of any character, relating to the capital stock of Buyer, obligating Buyer to issue, deliver, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer or obligating Buyer to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment.

(b)

All of the Subject Shares to be issued in connection with this Agreement shall be, when issued in accordance with the provisions of this Agreement, duly authorized, validly issued and nonassessable.

5.5.

Credit Agreement.  Buyer has not received from Senior Lender notice of the occurrence of an Event of Default (as such capitalized term is defined in the Credit Agreement) under Section 11.1 (Nonpayment of Obligations), Section 11.3 (Nonperformance), Section 11.7

(Bankruptcy, Insolvency, etc.), Section 11.9 (Change in Control) or Section 11.11 (Rate Management Obligation) of the Credit Agreement, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute an Event of Default under any of such Sections of the Credit Agreement.

6.

COVENANTS.

6.1.

Post-Closing Access to Information; Cooperation.

(a)

Access to Information.  After the Closing, each Party shall afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the properties, Liabilities or operations of the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose.  Without limitation, after the Closing, each Party shall make available to any other Party, as reasonably requested, and to any Taxing authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Tax Liabilities or potential Tax Liabilities relating to the Business for all periods prior to or including the Closing Date and shall preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.  Subject to the previous sentence, each Party agrees, for a period of six (6) years after the Closing Date, not to destroy or otherwise dispose of any of the books, records or other data described in this Section 6.1(a) without first offering in writing to surrender such books, records and other data to the other Parties, which other Parties shall have ten (10) calendar days after such offer to agree in writing to take possession thereof.

(b)

Cooperation.  Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with (i) the filing of Tax Returns relating to the Business, and (ii) any Litigation (including insurance claims) brought by or against any third party in connection with (A) any transaction contemplated by this Agreement, or (B) any fact or condition relating to the Business, Purchased Assets or Assumed Liabilities.  Such cooperation shall include making available to the requesting Party, at such times and under such circumstances so as not to unreasonably disrupt business, the relevant information, documents, records and employees of the cooperating Party, allowing the relevant personnel of the cooperating Party to assist the requesting Party in participating in any such matter (including providing testimony in Litigation), executing and delivering documents or instruments and taking all such action as the requesting Party reasonably requests in connection with such matter; provided, however, that the requesting Party shall promptly reimburse the cooperating Party for all out-of-pocket costs, for a pro-rata portion of the salary (including fringe benefits with such pro-rata portion determined based upon the time spent in connection with cooperation) and for travel and subsistence expenses directly relating to such cooperation of any of the cooperating Party’s employees who assist the requesting Party (unless the contesting or defending party is entitled to indemnification therefor under Article 7).  Company and

Shareholders further agree, as and to the extent reasonably requested by Buyer, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)

Consultation with Advisors.  Company and each Shareholder consent to Buyer’s consultation with legal, accounting and other professional advisors to Company and such Shareholder relating to the advice rendered to Company or such Shareholder prior to the Closing regarding the Business, Purchased Assets or Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions contemplated hereby.

(d)

Adversarial Proceedings Involving Parties.  Notwithstanding the provisions of this Section 6.1, although the existence of a Dispute or other adversarial proceeding between or among any of the Parties shall not abrogate or suspend the provisions of this Section 6.1, as to such records or other information directly pertinent to such Dispute or other adversarial proceeding, the Parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the rules of discovery.

6.2.

Employee Matters.

(a)

Employment.  Company shall terminate, effective as of 11:59 p.m. Eastern Time on the date immediately preceding the Closing Date, the employment or engagement, as the case may be, of all employees and independent contractors of Company identified on Schedule 4.18 who are in active employment/engagement status as of the Effective Time (collectively, the “Active Transferred Employees”), as the case may be, and simultaneously therewith Buyer will offer, effective as of the Effective Time, employment to such Active Transferred Employees on such terms and conditions as Buyer may determine in its sole discretion; provided, that for purposes of participation in Buyer’s employee benefit plans, Buyer shall provide to each Active Transferred Employee who accepts Buyer’s offer of employment credit for the number of years worked by such Active Transferred Employee for Company prior to the Closing Date.  For purposes of this Section 6.2(a), the term “active employment/engagement status” includes any individual not actively at work due to illness, short-term disability or sick leave, authorized leave of absence, or service in the Armed Forces of the United States but does not include any individual not actively at work due to retirement, resignation, permanent dismissal or long-term disability.  In addition, Buyer may extend an employment offer to any employees and/or independent contractors of Company identified on Schedule 4.18 who are not Active Transferred Employees in accordance with the foregoing provisions of this Section 6.2(a) (collectively, the “Non-Active Transferred Employees”) but who have a right to return to employment or engagement under the applicable policies of Company or pursuant to any applicable Law or Order at the time such employees or independent contractors are eligible to return to work or additional employment or engagement in the applicable job classification is deemed warranted by Buyer.  If any Non-Active Transferred Employee is employed by Buyer pursuant to the preceding sentence, then such Non-Active Transferred Employee shall become an Active Transferred Employee for purposes of this Agreement as of the date of such employment.  Company shall pay all wages, payroll taxes, salaries, accrued vacation and earned incentive bonuses legally owed to any Company employee or independent contractor for all periods up to and including the date immediately preceding the Closing within fifteen (15) calendar days after the Closing, or earlier if required by Law or Order.  Buyer will assume responsibility for the payment of all wages, payroll taxes, salaries, accrued vacation and earned incentive bonuses, as applicable, earned by the Active Transferred Employees who accept employment with Buyer after the Closing.

(b)

Payroll Tax.  The Parties agree that, with respect to Active Transferred Employees who accept employment with Buyer as of the Closing Date, they respectively meet the definition of “predecessor” and “successor” as defined in Revenue Procedure 2004 53.  For purposes of reporting employee remuneration to the IRS on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, Company and Buyer shall utilize the “Alternative Procedure” described in Section 5 of Revenue Procedure 2004 53.  The Parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act purposes for the calendar year within which the Closing Date occurs, Company meets the definition of “predecessor” and Buyer meets the definition of “successor” as defined in the IRS Regulation Section 31.3121(a)(1)1(b).  Company shall supply Buyer, with respect to all Active Transferred Employees, all cumulative payroll information as of the Closing Date.  Notwithstanding the foregoing, Buyer shall not assume any Liability with respect to such cumulative payroll information, and all such Liabilities shall be the sole responsibility of Company and Shareholders.  Company and Shareholders shall pay all such Liabilities as and when due.  Each Party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other Laws.

(c)

Termination Benefits.  Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other employment or engagement termination benefits, if any, to Active Transferred Employees who become employees of Buyer and become entitled to such payments or benefits by reason of any events occurring after the Closing Date.  If any action on the part of Company or any Shareholder on or prior to the Closing Date, or if the sale to Buyer of the Purchased Assets pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as an employee of Buyer any employee or independent contractor of Company, shall directly or indirectly result in any Liability (other than an Assumed Liability) (i) for severance payments or other employment or engagement termination benefits, or (ii) by virtue of the WARN Act, any “plant closing” or other Law, then such Liability shall be the sole responsibility of, and shall be paid by, Company and Shareholders.

(d)

Consent to Employment.  Notwithstanding anything to the contrary in this Agreement, Company releases, waives and discharges, and agrees not to sue or otherwise pursue, any and all Claims, known or unknown, that Company may have against Buyer (or any of Buyer’s Affiliates) and/or any Active Transferred Employee arising out of or relating to any such Active Transferred Employee’s employment with Buyer post-Closing, including all Claims arising under any Contract containing any non-competition, confidentiality or similar provisions, except to the extent such Claims do not relate to the Business in any manner whatsoever.

6.3.

Use of Company’s Name and Business Trade Rights; Company’s Name Change.  After the Closing, neither Company nor any Affiliate of Company shall, without the prior written consent of Buyer, make any use of any name, mark, trade name, trademark, service mark or domain name incorporating “Ready 2 Ride”, “Ready2Ride” or “X-ActFit”, or any letters, words or phrases confusingly similar to any of the foregoing, except to the extent necessary for Company to pay its Liabilities, to prepare its Tax Returns and similar reports and to otherwise wind up and conclude its business.  On or promptly after the Closing Date, Company shall file or cause to be filed the Amendment and shall provide written evidence of such filing to Buyer.

6.4.

Unemployment Compensation.  Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company’s portion of the unemployment compensation funds applicable to Active Transferred Employees in each jurisdiction in which Company contributes to such funds, to the extent Buyer elects to transfer and assume such amounts.  In connection therewith, Company shall execute such documents as Buyer reasonably requests to effect such transfer.

6.5.

Bulk Sales Compliance.  Unless compliance with this Section 6.5 is waived by Buyer, Company and Shareholders shall cooperate with Buyer in complying with all provisions of the bulk sales or bulk transfer Laws of all states having jurisdiction, in such a way as to provide Buyer the greatest measure of protection against the creditors of Company allowable under all such Laws.

6.6.

Noncompetition.  Subject to the Closing, and as an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to preserve the goodwill associated with the Business, Company and each Shareholder agrees that, for a period of five (5) years after the Closing Date, neither Company nor such Shareholder will, directly or indirectly:

(a)

Engage in, continue in or carry on any business that competes in any aspect of the Business, including owning or controlling any financial interest in any Competitor;

(b)

Consult with, advise or assist in any way, whether or not for consideration, any Competitor in any aspect of the Business, including advertising or otherwise endorsing the products or services of any such Competitor, soliciting customers or otherwise serving as an intermediary for any such Competitor or loaning money or rendering any other form of financial assistance to any such Competitor;

(c)

Solicit, induce or otherwise offer employment or engagement as an independent contractor to, or engage in discussions regarding employment or engagement as an independent contractor with, any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for, the Business, or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates for a period of six (6) consecutive months; or

(d)

Engage in any practice the purpose of which is to evade the provisions of this covenant not to compete; provided, however, that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any Person that is listed on a national securities exchange or traded in the national over-the-counter market.  The geographic scope of this covenant not to compete shall extend throughout the United States and to any foreign countries that Buyer markets the Business during the five (5) years following the Closing Date. Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or any portion of the Business, Purchased Assets or Assumed Liabilities.  Recognizing the specialized nature of the Business, Company and Shareholders acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

6.7.

Confidential Information.

(a)

Nondisclosure. Company and each Shareholder shall maintain all Confidential Information in strict confidence and secrecy, and shall not, at any time subsequent to the Closing, directly or indirectly, (i) use any Confidential Information for any purpose, (ii) disclose any Confidential Information to any Person other than Buyer, (iii) keep or make copies of any documents, records or property of any nature whatsoever containing any Confidential Information, or (iv) assist any other Person in engaging in any of the foregoing, except to the extent necessary to comply with the express terms of any written agreement between Company or such Shareholder and Buyer (including, without limitation, the Jamie Employment Agreement or the Ronnie Employment Agreement, as applicable) and except to the extent explicitly requested in writing by Buyer.  Nothing in this Agreement reduces any obligation of Company or any Shareholder to comply with applicable Laws or Orders relating to trade secrets, confidential information and unfair competition.

(b)

Legal Obligation to Disclose.  If Company or any Shareholder is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigation demand or similar process) to disclose any Confidential Information at any time after the Closing, then such disclosing Party shall provide Buyer with prompt written notice of such request or requirement to enable Buyer (i) to seek an appropriate protective order or other remedy, (ii) to consult with the disclosing Party with respect to steps by the disclosing Party to resist or narrow the scope of such request or legal process, and/or (iii) to waive compliance, in whole or in part, with the terms of this Section 6.7.  If, in the absence of a protective order or the receipt of a waiver under this Section 6.7, the disclosing Party is nonetheless, in the reasonable written opinion of its, his or her counsel, compelled to disclose Confidential Information to any tribunal or else stand liable for contempt, then the disclosing Party may disclose such Confidential Information to the tribunal, provided that the disclosing Party shall use its, his or her best efforts to obtain an Order, or such other reasonable assurance as Buyer may designate, that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.  The disclosing Party shall not be liable under this Section 6.7 for the disclosure to such tribunal to the extent such disclosure is compelled (it being understood, however, that if such disclosure was caused or resulted from a previous disclosure by the disclosing Party not permitted under this Section 6.7, then the other terms and provisions of this Section 6.7 shall continue in full force and effect and shall be enforceable by Buyer as to such disclosure or disclosures not permitted under this Section 6.7 that resulted in the compelled disclosure).

(c)

Discovery of Confidential Information.  If, at any time after the Closing, Company or any Shareholder discovers that it, he or she is in possession of any records containing any Confidential Information, then the discovering Party shall immediately deliver such records to Buyer.  Neither Company nor any Shareholder shall assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

6.8.

Dissolution.  Company shall not dissolve, liquidate, merge or enter into any transaction that otherwise terminates its existence until after the five (5) year anniversary of the Closing Date.  Company shall provide Buyer with not less than three (3) months’ prior written notice of any such transaction involving Company.

6.9.

Cash Management.

(a)

Use of Company Accounts; Excluded Liabilities.  Company shall leave an aggregate amount of cash in Company’s operating account equal to the sum of (i) an amount sufficient to cover all outstanding, un-cleared checks or drafts from such account as of the Closing Date, plus (ii) an amount sufficient to cover all Excluded Liabilities that are liquidated in amount as of the Closing Date (including, without limitation, all outstanding accounts payable of Company incurred prior to the Closing Date for which Company has been invoiced prior to the Closing Date), as such liquidated Excluded Liabilities are reflected on Exhibit 6.9(a).  Except with respect to wages, payroll taxes, salaries, accrued vacation and earned incentive bonuses, the payment schedule for which shall be governed by Section 6.2(a), above, Company shall, on or before the third (3rd) business day after the Closing Date, pay in full all such liquidated Excluded Liabilities.  If, after the Closing, Buyer receives any invoice or other request for payment for any outstanding account payable of Company incurred prior to the Closing Date or any other Excluded Liability, then Buyer shall have the right and option (A) to forward promptly to Company such invoice or other request for payment with instructions for Company to pay in full the invoiced amount on or before the stated due date, or (B) to pay in full the invoiced amount on or before the stated due date and set-off such paid amount against amounts due and owing from Buyer to Company in connection with the remittance of collected Excluded Receivables pursuant to Section 6.9(c), below.  The Parties acknowledge and agree that in the event that Buyer shall make any payments pursuant to the foregoing clause (B), Buyer shall make such payments on behalf of Company for administrative purposes only, and Buyer shall not in any way be deemed to be assuming, or to be an obligor of, any of such Excluded Liabilities.  In the event that any such invoice or other request for payment relates to both pre-Closing and post-Closing periods, the Parties acknowledge and agree that Company shall be responsible for the pre-Closing periods and Buyer shall be responsible for the post-Closing periods and that Company and Buyer shall pay the applicable portion of such invoice or other request for payment on a pro rata basis.

(b)

Notice to Customers; Transfer of Receipts.  On the Closing Date, Company and Buyer shall jointly send written notices to the customers of the Business to the effect that, immediately following the Closing, all payments in connection with the Business shall be made to an account designated by Buyer.  On each business day after the Closing Date, Company and Shareholders (i) shall deliver to Buyer a written notice summarizing in reasonable detail all receipts in respect of (A) Unearned Billings or other Purchased Assets, or (B) Excluded Receivables received by Company on the previous day(s), and (ii) shall forward to Buyer, by wire transfer of immediately available funds to a lockbox designated by Buyer, all such receipts in respect of Unearned Billings or other Purchased Assets (as opposed to receipts in respect of Excluded Receivables, which receipts Company shall retain for its own account).

(c)

Excluded Receivables.  Notwithstanding the fact that the Excluded Receivables are Excluded Assets, Company and Shareholders shall be prohibited from collecting, or attempting to collect, any Excluded Receivable without the prior written consent of Buyer; and the collection of such Excluded Receivables (together with the collection of all Unearned Billings) shall be handled exclusively by Buyer’s collection staff in connection with Buyer’s normal collection processes as in effect from time to time.  Buyer agrees to use its good faith efforts for a period of ninety (90) days after the Closing Date to collect the Excluded Receivables.  During such ninety (90) day period, (i) Buyer shall not be obligated to use any extraordinary efforts to assist in the collection of the Excluded Receivables but shall handle the collection of such Excluded Receivables in a manner that is consistent with the way in which Buyer handles the collection of its own accounts receivable, and (ii) Buyer shall furnish or cause to be furnished to Company, Shareholders and their respective legal counsel, accountants and financial advisors reasonable access, during normal business hours, to Buyer’s books and records relating to Buyer’s collection of the Excluded Receivables.  On or before the second Wednesday immediately following the Closing Date and each Wednesday thereafter, Buyer shall remit, by automated clearing house (ACH) transaction to a bank account designated in writing by Company, the aggregate amount of any payments that Buyer receives on any Excluded Receivables during the consecutive seven (7) day period ending on the Friday immediately prior to such Wednesday.

6.10.

Tax Matters.

(a)

Tax Returns; Pre-Closing Taxes.  Company and Shareholders shall prepare and file (or cause to be filed) with the appropriate Tax authorities, all Tax Returns, and shall timely pay (or cause to be paid) all Taxes related to the Business and the Purchased Assets attributable to any pre-Closing Tax period.  Company and Shareholders shall be jointly and severally liable for, and shall indemnify, defend and hold Buyer harmless of, from and against, any and all Taxes imposed with respect to the pre-Closing Tax period operations of the Business and usage of the Purchased Assets without limitation of any nature whatsoever.  Company and Shareholders will be responsible for any amounts that may come due for unpaid sales Taxes that relate to any period prior to the Closing Date.

(b)

Cooperation.  Company shall cooperate fully with Buyer to the extent necessary for Buyer to obtain information regarding unpaid sales Taxes, if any, of the Business.

6.11.

Further Assurances.  From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as may reasonably requested by the requesting Party to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

6.12.

Compliance by Company.  Each Shareholder shall cause Company to perform and comply with all of Company’s agreements and obligations under this Agreement and the other documents or instruments executed and delivered by Company pursuant hereto.

7.

INDEMNIFICATION.

7.1.

By Company and Shareholders.  Upon the terms and subject to the conditions set forth in this Article 7, Shareholders, jointly and severally, and Company, jointly and severally with Shareholders, shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective shareholders, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of, arising out of or resulting from: (a) any inaccuracy or breach of any representation or warranty of Company or any Shareholder contained in or made pursuant to this Agreement; (b) any breach of any covenant of Company or any Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material”); (c) any of the Excluded Assets or Excluded Liabilities; (d) any Liability for Taxes of or against Company for all Tax periods ending on or prior to the Closing Date and for that portion of all tax periods that include the Closing Date up to and including the Closing Date, in each case, other than the Assumed Liabilities; (e) any Environmental Liabilities; or (f) any Successor Liabilities.

7.2.

By Buyer.  Upon the terms and subject to the conditions set forth in this Article 7, Buyer shall indemnify, defend and hold harmless Company and its Affiliates, and their respective shareholders (including Shareholders) directors, officers, employees, agents and other representatives (collectively, the “Company Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Company Indemnified Party, directly or indirectly, by reason of or resulting from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; (b) any breach of any covenant of Buyer contained in this Agreement, including, without limitation, any covenant of Buyer to make any payment to Company contained herein (regardless of whether such breach is deemed “material”); or (c) any of the Assumed Liabilities.

7.3.

Indemnification of Third Party Claims.  The following provisions shall apply to any Claim subject to indemnification that is Litigation filed or instituted by, or the making of any claim or demand by, any third party, including any Governmental Entity (a “Third Party Claim”):

(a)

Notice and Defense.  The Party or Parties seeking to be indemnified (collectively, the “Indemnified Party”) shall give the Party or Parties from whom indemnification is sought (collectively, the “Indemnifying Party”) prompt written notice (and in any event written notice delivered within sixty (60) calendar days after the receipt of service or other notice of the commencement of any suit, action or arbitration proceeding) of the Third Party Claim.  The Indemnifying Party may undertake and control the defense and/or settlement of the Third Party Claim, by representatives chosen by it, if the Indemnifying Party admits that it has an indemnification obligation hereunder with respect to the Third Party Claim, in which case such assumption shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties and assessments incurred in connection therewith.  With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of the Third Party Claim without admitting that it has an indemnification obligation hereunder.  Failure to give, or unreasonable delay in giving, notice of the Third Party Claim shall not affect the Indemnifying Party’s duties or obligations under this Article 7, except to the extent the Indemnifying Party is prejudiced thereby.  So long as the Indemnifying Party is defending the Third Party Claim actively and in good faith, the Indemnified Party shall not settle the Third Party Claim.  The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any the Third Party Claim, and shall in other respects give reasonable cooperation in such defense.

(b)

Failure to Defend.  If the Indemnifying Party, within a reasonable time after notice of the Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnified Party shall (upon further notice) have the right to undertake the defense, compromise or settlement of the Third Party Claim or consent to the entry of a judgment with respect to the Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment.

(c)

Indemnified Party’s Rights.  Notwithstanding anything to the contrary in this Article 7, (i) if there is a reasonable probability that the Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party shall have the right to defend, compromise or settle the Third Party Claim or consent to the entry of judgment with respect to the Third Party Claim, and (ii) the Indemnifying Party shall not, without the written prior consent of the Indemnified Party, settle or compromise the Third Party Claim, or consent to the entry of judgment with respect to the Third Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of the Third Party Claim.

7.4.

Payment.  The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 7.  Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment.  If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of any required security or bond to stay execution of the judgment pending appeal.  Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the Person that made the Third Party Claim.

7.5.

Limitations on Indemnification.  Except for any fraud or willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

(a)

Time Limitation.  No claim or action shall be brought under this Article 7 for breach of a representation or warranty after the lapse of two (2) years after the Closing Date.  Regardless of the foregoing, however, or any other provision of this Agreement:

(i)

There shall be no time limitation on any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.1 (Corporate Matters), Section 4.2 (Shareholders), Section 4.3 (Authority), Section 4.12(a) (Marketable Title), Section 4.19 (Trade Rights), Section 4.24 (No Brokers or Finders), Section 4.25 (Investment Purpose), Section 5.1 (Corporate Matters), Section 5.2 (Authority) and Section 5.3 (No Brokers or Finders), and Company and Shareholders or Buyer, as the case may be, hereby waive all applicable statutory limitation periods with respect thereto.

(ii)

Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.6 (Tax Matters) and Section 4.17 (Employee Benefit Plans) may be brought at any time until the date that is thirty (30) calendar days after the underlying obligation is barred by the applicable period of limitation under federal and state Laws relating thereto (as such period may be extended by waiver).

(iii)

Any claim or action made by a Party by delivering notice to the other Party requesting resolution of a Dispute relating to a breach of a representation or warranty under Article 9 prior to the termination of the survival period for such claim or action shall be preserved despite the subsequent termination of such survival period.

(iv)

If any act, omission, disclosure or failure to disclose shall form the basis for a claim or action for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, then the termination of the survival period of one claim or action shall not affect a Party’s right to make a claim or action based on the breach of representation or warranty still surviving.

(b)

Basket.  Except with respect to Claims (i) for breaches of representations or warranties contained in Section 4.1 (Corporate Matters), Section 4.2 (Shareholders), Section 4.3 (Authority), Section 4.6 (Tax Matters), Section 4.12(a) (Marketable Title), Section 4.17 (Employee Benefit Plans), Section 4.19 (Trade Rights) and Section 4.24 (No Brokers or Finders) (collectively, the “Fundamental Representations”), and (ii) for fraud or willful or knowing breaches of representations or warranties (as to which the limitations in this Section 7.5(b) shall not apply), a Buyer Indemnified Party shall not be entitled to indemnification under this Article 7 for breaches of representations and/or warranties, Environmental Liabilities and/or Successor Liabilities unless the aggregate of the Indemnifying Party’s indemnification obligations under this Article 7 for breaches of representations and/or warranties, Environmental Liabilities and/or Successor Liabilities exceeds Twenty-Five Thousand Dollars ($25,000) (the “Indemnification Threshold”), and then only for the amount by which such aggregate indemnification obligations exceed such Indemnification Threshold.  Notwithstanding the foregoing, the limitations set forth in this Section 7.5(b) shall not apply to any indemnification obligations arising under clauses (b)-(d) of Section 7.1.

(c)

Caps.

(i)

Except with respect to Claims (A) for breaches of Fundamental Representations, and (B) for fraud or willful or knowing breaches of representations of warranties (as to which the limitations in this Section 7.5(c)(i) shall not apply), the aggregate amount of indemnifiable Claims for breaches of representations or warranties under this Article 7 for which the Buyer Indemnified Parties collectively can recover shall not exceed Five Hundred Thousand Dollars ($500,000).

(ii)

Except with respect to Claims for fraud (as to which the limitations in this Section 7.5(c)(ii) shall not apply), the aggregate amount of indemnifiable Claims for breaches of representations or warranties (whether Fundamental Representations or otherwise) under this Article 7 for which the Buyer Indemnified Parties collectively can recover shall not exceed the total Purchase Price paid by Buyer under Article 3.

(iii)

Notwithstanding the foregoing, the limitations set forth above in this Section 7.5(c) shall not apply to any indemnification obligations arising under clauses (b)-(f) of Section 7.1.

(d)

General.  The limitations set forth in this Section 7.5 do not in any way limit the obligation of any Party to indemnify the other Party or Parties from and against any Claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty.  Without limitation, the obligations of Company and Shareholders to indemnify the Buyer Indemnified Parties from and against any Excluded Liability shall be unaffected by the limitations set forth in this Section 7.5.

7.6.

No Waiver.  The consummation of the transactions contemplated hereby shall not constitute a waiver by any Party of its rights to indemnification hereunder, regardless of whether the Indemnified Party has knowledge of the basis of the Claim at or prior to the Closing, and regardless of whether such breach, violation or failure is deemed to be “material.”  No representation, warranty or covenant contained in this Agreement or in any schedule or exhibit attached hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bill of sale, assignments, documents, agreements and instruments to be delivered at the Closing.

7.7.

Set-Off.  If Company or Shareholders shall fail to pay any amounts that they are obligated to pay to Buyer under this Agreement, including any amounts that they are obligated to pay pursuant to the indemnification obligations set forth in this Article 7, then Buyer may, in addition to any other rights and remedies that may be available to it, upon thirty (30) calendar days’ prior written notice to Company, set-off all or any portion of such amounts against any amounts due and owing from Buyer to Company or any Shareholder under this Agreement (including, but not limited to, pursuant to Section 3.6 and Section 3.7).  Any amounts so set-off shall be deemed to have been paid to Company and/or such Shareholder as of the date on which written demand for payment of the amount in question was given to Company.  Buyer shall only exercise its rights of set-off hereunder in good faith.

8.

CLOSING.

8.1.

Closing Date; Location.  The consummation of the transactions contemplated hereby (the “Closing”) shall be conducted telephonically and through the mutual exchange via facsimile or other electronic means of executed copies of this Agreement on the date hereof, or at such other time and/or in such other manner as the Parties shall mutually agree.  The actual time and date of the Closing is referred to as the “Closing Date”.

8.2.

Documents to be Delivered by Company and Shareholders.  At the Closing, Company and Shareholders shall deliver or cause to be delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)

Instruments of Conveyance and Transfer.  Such general warranty deeds, bills of sale, endorsements, consents, assignments (including intellectual property assignments and domain name assignments, certificates of title and other good and sufficient instruments of conveyance and assignment as are necessary to vest in Buyer all right, title and interest of Company in and to the Purchased Assets, in form and substance reasonably satisfactory to Buyer.

(b)

Assignment and Assumption Agreement.  The Assignment and Assumption Agreement, duly executed by Company, Jamie and Ronnie.

(c)

Certified Charter.  A copy of the charter of Company, certified by the appropriate Governmental Entity of the jurisdiction of incorporation or organization of Company.

(d)

Certified Bylaws or Similar Organizational Documents.  A copy of the bylaws and similar organizational documents of Company, certified by the Secretary of Company in a form reasonably satisfactory to Buyer.

(e)

Certified Resolutions.  A copy of the resolutions of the Board of Directors (or comparable body) and shareholders of Company authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Company or such Shareholder, as the case may be, pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Company in a form reasonably satisfactory to Buyer.

(f)

Jamie Employment Agreement.  The Jamie Employment Agreement, duly executed by Jamie.

(g)

Ronnie Employment Agreement.  The Ronnie Employment Agreement, duly executed by Ronnie.

(h)

Jamie Option Agreement.  The Jamie Option Agreement, duly executed by Jamie.

(i)

Ronnie Option Agreement.  The Ronnie Option Agreement, duly executed by Ronnie.

(j)

Good Standing Certificate.  A recent certificate of good standing for Company, issued by the appropriate Governmental Entity of the State of Indiana.

(k)

Payoff Letters.  A Payoff Letter duly executed by each of: (i) First Harrison Bank; (ii) PBI Bank, Inc.; (iii) Jamie and Ronnie (related to certain debt owed by Company to Jamie and Ronnie and certain other debt owed by Jamie and Ronnie to Jane and Terry Powell); (iv) Jamie and Ronnie (related to certain debt owed by Company to Jamie and Ronnie and certain other debt owed by Jamie and Ronnie to Patricia Fitz); (v) Jamie and Ronnie (related to certain debt owed by Company to Jamie and Ronnie and certain other debt owed by Jamie and Ronnie to Bank of America); (vi) Jamie and Ronnie (related to certain debt owed by Company to Jamie and Ronnie and certain other debt owed by Jamie and Ronnie to Discover Card); (vii) Jamie and Ronnie (related to certain debt owed by Company to Jamie and Ronnie and certain other debt owed by Jamie and Ronnie to Citibank MasterCard); and (viii) Robert Wiedeback.

(l)

Lien Releases.  Such mortgage releases, UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any Liens affecting the Business and Purchased Assets, in form and substance reasonably satisfactory to Buyer.

(m)

Consents to Assignment.  The consents and approvals listed on Schedule 8.2(m) from the parties to those Assumed Contracts which by their terms prohibit assignment by Company or which specifically required consent for such assignment, consenting to the assignment to Buyer of such Assumed Contracts under the same terms and conditions as are applicable to Company (the “Consents”), in form and substance reasonably satisfactory to Buyer.

(n)

Estoppel Certificate.  The Estoppel Certificate, duly executed by Landlord and acknowledged and agreed to by Jamie and Ronnie.

(o)

Landlord Waiver.  The Landlord Waiver, duly executed by Landlord.

(p)

Subordination Agreement.  The Subordination Agreement, duly executed by Company, Jamie and Ronnie.

(q)

Change of Name.  An amendment to the Articles of Incorporation of Company, in a form reasonably acceptable to Buyer and suitable for filing with the Secretary of State of the State of Indiana, pursuant to which Company shall change its corporate name to a name that does not include the words and numbers “Ready 2 Ride” or any words or numbers confusingly similar to such words and numbers (the “Amendment”).

(r)

Other Documents.  All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

8.3.

Documents to be Delivered by Buyer.  At the Closing, Buyer shall deliver to Company the cash payment required by Section 3.2(c); and to Company or the appropriate Shareholder the following documents, in each case duly executed or otherwise in proper form:

(a)

The stock certificate(s) representing the Subject Shares required by Section 3.2(b).

(b)

Assignment and Assumption Agreement.  The Assignment and Assumption Agreement, duly executed by Buyer.

(c)

Certified Resolutions.  A copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Buyer in a form reasonably satisfactory to Company.

(d)

Jamie Employment Agreement.  The Jamie Employment Agreement, duly executed by Buyer.

(e)

Ronnie Employment Agreement  The Ronnie Employment Agreement, duly executed by Buyer.

(f)

Jamie Option Agreement.  The Jamie Option Agreement, duly executed by Buyer.

(g)

Ronnie Option Agreement.  The Ronnie Option Agreement, duly executed by Buyer.

(h)

Good Standing Certificate.  A recent certificate of good standing for Buyer, issued by the appropriate Governmental Entity of the State of Wisconsin.

(i)

Other Documents.  All other documents, instruments or writings required to be delivered to Company or any Shareholder at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Company may reasonably request.

9.

RESOLUTION OF DISPUTES.

9.1.

Enforcement.  This Article 9 shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision contained in this Agreement.

9.2.

Negotiation.  Subject to Section 9.6(c), if there is any dispute or disagreement between or among any of the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Purchase Price Allocation or the calculation of any Earn-Out Amount, which shall be resolved exclusively pursuant to Section 3.10) (a “Dispute”), then the Dispute, upon the written request of Buyer or Company, shall be referred to representatives of the Parties for decision, each Party being represented by a senior executive officer who has no direct operational responsibility for the transactions contemplated hereby and who has the authority to resolve the Dispute (collectively, the “Representatives”).  The Representatives shall promptly meet in a good faith effort to resolve the Dispute.  All negotiations pursuant to this Section 9.2 shall be considered confidential settlement discussions, and none of the Parties may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or Litigation.  No arbitrator, including the Tribunal, shall have the authority to consider any such statements.  If, after the thirtieth (30th) calendar day after Buyer or Company delivered the above-described written request for referral, either Buyer or Company believes that the Dispute cannot be resolved by the Representatives through negotiation, then such Party may submit the Dispute to arbitration under Section 9.3 by filing a demand for arbitration with any nationally recognized dispute resolution firm upon which Buyer and Company mutually agree in writing (or, if agreement cannot be reached, with JAMS or the American Arbitration Association, at the election of the Party that delivered the above-described written request for referral) and delivery a copy of such demand for arbitration to the other, or such other nationally recognized alternative dispute resolution firm upon which Buyer and Company mutually agree in writing (the “ADR Firm”), and delivering a copy of such demand for arbitration to the other.

9.3.

Arbitration.

(a)

Rules.  Any Dispute submitted to arbitration under this Section 9.3 shall be finally settled by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date the demand for arbitration is made, or such other alternative rules upon which Buyer and Company mutually agree in writing (the “Arbitration Rules”).  Service of any matters in reference to such arbitration shall be given in the manner described in Section 10.9.  All proceedings related to such arbitration shall be held in Milwaukee, Wisconsin, unless the Parties otherwise agree in writing.

(b)

Arbitrators.  The arbitration proceedings shall be conducted by a panel of three (3) arbitrators (the “Tribunal”), each of whom shall have sufficient technical background (whether gained through education, work experience or otherwise) to enable the arbitrator to comprehend any technical material that is relevant to the subject of the arbitration.  If the Parties cannot agree upon the identity of the arbitrators within ten (10) business days after the date on which a demand for arbitration is filed with the ADR Firm, then any remaining arbitrators shall be selected by the ADR Firm in accordance with the Arbitration Rules.  If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 9.3, then the ADR Firm shall determine whether such criteria are met.

(c)

Procedures; No Appeal.  Notwithstanding any contrary provisions of the Arbitration Rules, the following procedural rules shall apply to any arbitration proceeding hereunder, unless the parties agree in writing to waive or alter the procedural rules.  The Tribunal shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) calendar days after the selection of the arbitrators.  The Tribunal shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) calendar days thereafter to reconsider and modify such decision if any Party so requests within ten (10) calendar days after the decision.  Thereafter, the decision of the Tribunal shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.

(d)

Authority.  The Tribunal shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.

(e)

Entry of Judgment.  Judgment upon the decision and award rendered by the Tribunal may be entered in the courts described in Section 10.5.  Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the Tribunal.

(f)

Confidentiality.  All proceedings under this Section 9.3, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the Tribunal.

9.4.

Continued Performance.  The fact that the dispute resolution procedures specified in this Article 9 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement, and during the pendency of any such procedures, all Parties shall continue to perform their respective obligations under this Agreement and the other documents and instruments entered into by the Parties pursuant hereto in good faith.

9.5.

Tolling.  All applicable periods of limitation shall be tolled while the procedures specified in this Article 9 are pending.  The Parties shall take such action, if any, required to effect such tolling.

9.6.

Other Proceedings  Notwithstanding anything to the contrary in this Article 9:

(a)

Equitable Relief.  Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief as provided in Section 10.11.  Such an application shall not be deemed a waiver of the right to compel negotiation or arbitration pursuant to this Article 9.

(b)

Necessary Parties.  No Party shall be required to submit to arbitration hereunder unless all Persons who are not Parties, but who are necessary parties to a complete resolution of the controversy, submit to the arbitration process on the same terms as the Parties.

(c)

Exclusivity; Significant Claims.  Except as otherwise expressly set forth in a written agreement between Buyer and Company, this Article 9 sets forth the exclusive method of resolving any Dispute; provided, however, that this Article 9 shall not apply with respect to any Dispute where a reasonable, good faith estimate of the amount in controversy, excluding attorneys’ fees and expenses and punitive damages, exceeds One Million Dollars ($1,000,000).

10.

MISCELLANEOUS.

10.1.

Disclosure Schedule.  Company and Shareholders have prepared the disclosure schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof.  No representation or warranty shall be qualified or otherwise affected by any fact or item disclosed on any Schedule unless such representation or warranty is expressly qualified by reference to a Schedule, and any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable Person to identify the other article or section of this Agreement to which such information is responsive.  Any statement or information disclosed in the Disclosure Schedule shall not be deemed to constitute an admission by Company or Shareholders, nor shall they imply, that any such matter, alone or in combination, is material for purposes of this Agreement.  The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

10.2.

Publicity.  Each Shareholder and Company agrees that, from the date hereof through the Closing Date, no public release or announcement relating to the transactions contemplated hereby shall be issued or made by such Party without the prior consent of Buyer, except as such release or announcement may, in the judgment of the releasing Party, be required by Law or Order or the rules or regulations of any U.S. securities exchange, in which case the Party required to make the release or announcement shall allow Buyer reasonable time to comment on such release or announcement in advance of such issuance.  Notwithstanding the foregoing, Company and Shareholders shall provide Buyer access to, and facilitate meetings with, the Active Transferred Employees for the purpose of making announcements relating to, and preparing for the consummation of, the transactions contemplated hereby.  Each Shareholder and Company agrees to keep the terms of this Agreement confidential, except to the extent required by applicable Law or Order or for financial reporting purposes and except that such Parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses.

10.3.

Assignment.  Except to the extent otherwise expressly set forth in this Agreement, including Section 6.6, none of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Party or Parties, and any attempted assignment without such consent shall be void and without legal effect.  Notwithstanding anything to the contrary contained in the foregoing sentence or elsewhere in this Agreement, Buyer shall have the right to assign, transfer and pledge this Agreement and its rights hereunder, in whole or in part, to any of its financing sources (including, without limitation, Fifth Third Bank) as collateral without the consent of any other Party; provided, however, that any such assignment, transfer or pledge shall be made subject to Company’s rights of reinstatement provided for in clause (ii) of Section 3.7(h), above.

10.4.

Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, personal representatives, permitted successors and permitted assigns.  Nothing contained in this Agreement shall be deemed to confer upon any Person any right relating in any way to employment or terms of employment with Company, Buyer or any of their respective Affiliates.

10.5.

Law Governing Agreement; Consent to Jurisdiction.  This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.  Subject to the provisions of Article 9, each Party stipulates that any Dispute shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, the United States District Court for the Eastern District of Wisconsin, or, if and only if no basis exists for the assertion of federal subject matter jurisdiction, and each Party consents to personal and jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason.  The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.  Each Party waives any right to trial by jury with respect to any Dispute.

10.6.

Severability.  If the Tribunal or any court of competent jurisdiction determines that the provisions of this Agreement, including the provisions set forth in Section  6.6 and Section 6.7, are illegal or excessively broad as to duration, geographical scope or activity, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

10.7.

Amendment and Modification.  Buyer and the Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing; provided, however, that Buyer may, in its discretion, require the execution of any such amendment, modification or supplement by Company and all Shareholders.

10.8.

Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the Party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection with the Closing hereunder.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

10.9.

Notice.  All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by telecopier or facsimile transmission, or sent to the applicable Parties at their respective addresses indicated in this Section 10.9 by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service, as follows:

If to Company or Shareholders, to:

Jamie Amy-Longacre

1884 Spring Branch Road NE

New Salisbury, IN  47161

(with a copy to)

Dinsmore & Shohl LLP

101 South Fifth Street

Suite 2500

Louisville, KY  40202

Attention:  Edward T. Depp

Facsimile:  (502) 585-2207

If to Buyer, to:

ARI Network Services, Inc.

10850 W. Park Place, Suite 1200

Milwaukee, WI  53224

Attention:  Darin Janecek

Facsimile:  (414) 973-4357

(with a copy to)

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI  53202

Attention:  Mark C. Witt

Facsimile:  (414) 273-5198

or to such other person or address as any Party shall have specified by notice in writing to the other Parties.  If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery to the receiving equipment); if sent by overnight courier, such communication shall be deemed delivered one (1) business day after sent; and if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

10.10.

Expenses.  Regardless of whether or not the transactions contemplated hereby are consummated:

(a)

Brokerage.  Buyer shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Buyer and any of its shareholders, directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.  Company and Shareholders shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by Company and any of its shareholders (including any Shareholder), directors, officers, employees or agents in connection with the transactions provided for herein or the negotiation thereof.

(b)

Expenses to be Paid by Shareholders and Company  Shareholders, jointly and severally, and Company, jointly and severally with Shareholders, shall pay each of the following (none of which shall constitute an Assumed Liability or otherwise a Liability payable by Buyer):

(i)

Transfer Taxes.  All Taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated hereby.

(ii)

Professional Fees.  All fees and expenses of Company’s and Shareholders’ legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

(c)

Other.  Except to the extent otherwise expressly set forth in this Agreement, each Party shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

10.11.

Equitable Relief.  Company and Shareholders agree that (a) any breach of the obligation to consummate the transactions contemplated hereby on the Closing Date or any breach by Company or any Shareholder of the provisions of Section 6.6 or Section 6.7 will result in irreparable injury to Buyer for which a remedy at law would be inadequate, and (b) in addition to any relief at law that may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant, without the need to post a bond.  This Section 10.11 shall not be construed to limit Buyer’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

10.12.

Interpretive Provisions.  An individual will be deemed to have “knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) a prudent individual, with cause to investigate, could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.  Company will be deemed to have “knowledge” of a particular fact or other matter if Jamie, Ronnie or Anthony Jaurequi has knowledge of such fact or other matter, and an investigation of Company’s books and records and an interview of Company’s key employees and independent contractors shall be deemed a “reasonable investigation.” The terms “including” and “include” shall mean “including without limitation” and “include without limitation,” respectively.  All statements and information contained in the Disclosure Schedule shall be deemed representations and warranties made by Company and Shareholders pursuant to Article 4.

10.13.

Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the Parties with respect to its subject matter (including the Parties’ letter of intent dated April 19, 2012 and acknowledged and agreed to April 23, 2012), among the Parties and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter.  There have been and are no agreements, representations or warranties among the Parties other than those set forth or provided for in this Agreement.

10.14.

Counterparts; Facsimile Copy.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed in facsimile copy or by other electronic means with the same binding effect as the original.

10.15.

Section Headings; Table of Contents.  The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10.16.

No Strict Construction.  Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

10.17.

Passage of Title.  Legal title, equitable title and risk of loss with respect to the Purchased Assets will not transfer to Buyer until the Purchased Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, and other computational purposes as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Signature page follows.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute and deliver this Asset Purchase Agreement as of the day, month and year first above written.

BUYER:

ARI NETWORK SERVICES, INC.

By: /s/ Darin R. Janecek
Darin R. Janecek,
Vice President of Finance and
Chief Financial Officer

COMPANY:

READY 2 RIDE, INCORPORATED

By: /s/ Jamie Amy-Longacre
Jamie Amy-Longacre, President

SHAREHOLDERS:

/s/ Jamie Amy-Longacre
Jamie Amy-Longacre

/s/ Ronald L. Longacre, Jr.
Ronald L. Longacre, Jr.

Signature page to Asset Purchase Agreement

[Note:  ARI Network Services, Inc. agrees to furnish supplementally to the SEC upon request a copy of any of the attachments described in this document and listed below.]

EXHIBITS:

Exhibit 2.1

Purchased Assets

Exhibit 2.1(h)

Unearned Billings and Excluded Receivables

Exhibit 2.2

Excluded Contracts and Other Excluded Assets

Exhibit 2.3

Assumed Indebtedness

Exhibit 3.9

Allocation of Purchase Price

Exhibit 6.9(a)

Accounts Payable and Other Liquidated Excluded Liabilities

Exhibit A-1

Form of Assignment and Assumption Agreement

Exhibit A-2

Form of Estoppel Certificate

Exhibit A-3

Form of Jamie Employment Agreement

Exhibit A-4

Form of Jamie Option Agreement

Exhibit A-5

Form of Landlord Waiver

Exhibit A-6

Form of Ronnie Employment Agreement

Exhibit A-7

Form of Ronnie Option Agreement

Exhibit A-8

Form of Subordination Agreement

SCHEDULES:

Schedule 4.1(c)

Qualification

Schedule 4.2

Shareholders

Schedule 4.5(a)

Financial Statements

Schedule 4.5(b)

Customer Account Statements

Schedule 4.5 (c)

Backlog and Financial Plan

Schedule 4.6(b)

Tax Audits

Schedule 4.8

Absence of Certain Changes

Schedule 4.9

Absence of Undisclosed Liabilities

Schedule 4.10

No Litigation

Schedule 4.11(a)

Compliance with Laws and Orders

Schedule 4.11(b)

Licenses and Permits

Schedule 4.12(a)

Liens

Schedule 4.12(b)

Real Property; Liens

Schedule 4.13

Business Insurance Policies

Schedule 4.14

Contracts and Commitments

Schedule 4.18

Employees and Independent Contractors; Compensation

Schedule 4.19(a)

Owned Trade Rights; Licensed Business Trade Rights

Schedule 4.19(c)

Licenses; Royalties

Schedule 4.19(e)(i)

Authors of Company’s Tools

Schedule 4.19(e)(ii)

Bugs Relating to Company’s Tools

Schedule 4.19(e)(iii)

Source Code for Company’s Tools

Schedule 4.20(a)

Major Customers

Schedule 4.20(b)

Major Suppliers

Schedule 4.21

Product Warranties

Schedule 4.22

Assets and Services Necessary to Business

Schedule 4.23

Bank Accounts

Schedule 8.2(m)

Consents

APPENDIX A

Definitions

“50 Below” has the meaning set forth in Section 3.6.

“Active Transferred Employees” has the meaning set forth in Section 6.2(a).

“ADR Firm” has the meaning set forth in Section 9.2.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, by the Securities and Exchange Commission, as in effect on the date hereof.

“Agreement” means this Asset Purchase Agreement.

“Amendment” has the meaning set forth in Section 8.2(q).

“Arbitration Rules” has the meaning set forth in Section 9.3(a).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement among Buyer, Company and Shareholders in the form of Exhibit A-1 attached hereto pursuant to which (i) Company shall assign to Buyer, and Buyer shall assume from Company, all of Company’s right, title and interest in, to and under the Assumed Contracts, and (ii) Company and Shareholders shall collectively assign to Buyer, and Buyer shall assume from Company and Shareholders, all of Company’s and Shareholders’ respective right, title and interest in, to and under the Assumed Lease.

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Indebtedness” has the meaning set forth in Section 2.3.

“Assumed Lease” means the Commercial Lease executed on January 10, 2011 by Landlord, as landlord, and Ronnie and Jamie, as tenant, included in the Assumed Contracts.

“Assumed Liabilities” has the meaning set forth in Section 2.3 .

“Beneficial Rights” has the meaning set forth in Section 2.5.

“Business” has the meaning set forth in Article 1.

“Business Insurance Policies” has the meaning set forth in Section 4.13.

“Business Trade Rights” means all of the Trade Rights constituting Purchased Assets.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.1.

“Buyer Stock” means the $.001 par value common stock of Buyer.

“Cash Purchase Price” has the meaning set forth in Section 3.1.

“Cause” has the meaning set forth in Section 3.7(g).

“Claim” means and includes (i) all Liabilities; (ii) all losses, damages, judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all costs and expenses (including prejudgment interest in any litigated or arbitrated matter and other interest, court costs and reasonable fees and expenses of attorneys, consultants and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Indemnified Parties” has the meaning set forth in Section 7.2.

“Company’s Tools” means, collectively, all software, programs, source code, modules, methodologies, inventions, know-how and trade secrets (including all machine readable code, printed listings of code, documentation and related property and information) used in the design, development, publishing, manipulation and support of the Subject Products and Services.

“Competitor” means any person or entity that now or hereafter engages in or attempts to engage in any aspect of the Business.

“Confidential Information” means all ideas, information, knowledge and discoveries, whether or not patentable, trademarkable or copyrightable, that are not generally known in the trade or industry and about which Company or any Shareholder has knowledge as a result of its, his or her participation in, or direct or indirect beneficial ownership of, the Business, including product specifications, manufacturing procedures, methods, equipment, compositions, technology, patents, know-how, inventions, improvements, designs, business plans, marketing plans, cost and pricing information, internal memoranda, formula, development programs, sales methods, customer, supplier, sales representative, distributor and licensee lists, mailing lists, customer usages and requirements, computer programs, information constituting “trade secrets” under applicable Law and other confidential technical or business information and data.  Notwithstanding the foregoing, the term “Confidential Information” shall not include (i) any information that now or hereafter is or becomes publicly known by means other than disclosure after the date hereof by Company or any Shareholder; (ii) any information that constitutes an Excluded Asset; or (iii) any information that relates exclusively to an Excluded Asset or Excluded Liability.

“Consents” has the meaning set forth in Section 8.2(m).

“Contingent Earn-Out Purchase Price” has the meaning set forth in Section 3.7(a).

“Contingent Hold Back Purchase Price” has the meaning set forth in Section 3.6.

“Contracts” has the meaning set forth in Section 2.1(c).

“CPA Firm” has the meaning set forth in Section 3.10(a).

“Credit Agreement” has the meaning set forth in Section 3.7(h).

“Cumulative Preferred” has the meaning set forth in Section 5.4(a).

“Customer Account Statements” has the meaning set forth in Section 4.5(b).

“Disclosure Schedule” has the meaning set forth in Section 10.1.

“Dispute” has the meaning set forth in Section 9.2.

“Earn-Out Amount” has the meaning set forth in Section 3.7(e).

“Earn-Out Date of Final Determination” means (i) the last calendar day on which an Earn-Out Notice of Objection with respect to an Earn-Out Statement may be given if no such Earn-Out Notice of Objection is given on or before such date, or (ii) the date of resolution of any objections by Buyer and Company or by the CPA Firm if an Earn-Out Notice of Objection with respect to an Earn-Out Statement is timely given.

“Earn-Out Notice of Objection” has the meaning set forth in Section 3.7(e).

“Earn-Out Period” has the meaning set forth in Section 3.7(e).

“Earn-Out Statement” has the meaning set forth in Section 3.7(e).

“Effective Time” has the meaning set forth in Section 10.17.

“Employee Plans/Agreements” has the meaning set forth in Section 4.17.

“Environmental Laws” means all Laws (including common law) relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Waste into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste, together with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

“Environmental Liabilities” means any Liability arising out of, related to, or incurred in connection with any pollution, threat or injury to human health, safety or the environment, exposure to or presence, manufacture, processing, recycling, reclamation, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (i) is related in any way to Company’s or any previous owner’s or operator’s, ownership, operation or occupancy of the Business, the Real Property or the properties and assets being transferred to Buyer (whether owned, leased or otherwise held or utilized), including, without limitation, any failure to comply with any Environmental Laws, or (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or were caused, on or before the Closing Date, whether or not known by Buyer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) of which Company is a member, an unincorporated trade or business under common control with Company (as determined under Section 414(c) of the Code), or a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) of which Company is a member.

“Estoppel Certificate” means the consent and estoppel certificate executed by Landlord for the benefit of Buyer in the form of Exhibit A-2 attached hereto.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2.

“Excluded Liabilities” means all Liabilities (i) of or against Company, or (ii) of or against the Business or Purchased Assets that arise out of or relate to matters occurring prior to Closing, in each case other than the Liabilities that are assumed by Buyer pursuant to the express terms of Section 2.3 and in each case regardless of whether such Liabilities are deemed to constitute Liabilities of Company, Shareholders or Buyer (as a successor or otherwise).  The “Excluded Liabilities” include (without limitation) all of the Liabilities described in Section 2.4.

“Excluded Receivables” has the meaning set forth in Section 2.2.

“Facility” has the meaning set forth in the recitals of this Agreement.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Contingent Earn-Out Payment” has the meaning set forth in Section 3.7(b).

“First Earn-Out Period” means the period beginning on the Closing Date and ending on the calendar day immediately preceding the first (1st) anniversary of the Closing Date.

“First Revenue Goal” has the meaning set forth in Section3.7(b) .

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“Fundamental Representations” has the meaning set forth in Section 7.5(b).

“GAAP” means generally accepted accounting principles in the United States.

“Geckobyte” has the meaning set forth in Section 3.6.

“Governmental Entities” has the meaning set forth in Section 2.4(g).

“Income Taxes” means all Taxes based on, or measured by, income.

“Indemnification Threshold” has the meaning set forth in Section 7.5(b).

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section7.3(a) .

“IRS” means the Internal Revenue Service.

“Jamie” has the meaning set forth in the preamble of this Agreement.

“Jamie Employment Agreement” means the Employment Agreement between Buyer and Jamie in the form of Exhibit A-3 attached hereto.

“Jamie Option Agreement” means the incentive stock option award agreement between Buyer and Jamie in the form of Exhibit A-4 attached hereto.

“Junior Preferred” has the meaning set forth in Section 5.4(a).

“Landlord” means Delbert N. Arthur III, Company’s landlord.

“Landlord Waiver” means the Landlord Waiver executed by Landlord for the benefit of Senior Lender in the form of Exhibit A-5 attached hereto.

“Laws” has the meaning set forth in Section 2.4(g).

“Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Liens” has the meaning set forth in Section 4.12(a).

“Litigation” means any complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, demand, claim, investigation or inquiry, whether civil, criminal or administrative.

“Non-Active Transferred Employees” has the meaning set forth in Section 6.2(a).

v

“Orders” has the meaning set forth in Section 2.4(g).

“Owned Trade Rights” means all of the Business Trade Rights owned by Company, specifically including all Trade Rights in the Company’s Tools.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Letter” has the meaning set forth in Section 3.4.

“Person” means any individual, corporation, company, limited liability company, limited or general partnership, trust or estate, joint venture, association, or other entity.

“Personal Property Lease” has the meaning set forth in Section 4.14(b).

“Products/Services” means all products or services currently or at any time previously sold by Company, or by any predecessor of Company, or that have borne a trademark of Company, as part of, in or through the operation of the Business.

“PSN” has the meaning set forth in Section 3.6.

“Publicly Available Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Lesser GNU Public License, Mozilla Public License, Apache Software License), or pursuant to similar licensing and distribution models; or (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge or minimal charge.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” has the meaning set forth in Section 4.12(b).

“Real Property Leases” has the meaning set forth in Section 4.12(b).

“Recent Balance Sheet” has the meaning set forth in Section 4.5(a).

“Representatives” has the meaning set forth in Section 9.2.

“Revenue Goal” has the meaning set forth in Section 3.7(g).

 “Rights” has the meaning set forth in the Rights Agreement.

“Rights Agreement” means the Rights Agreement by and between Buyer and American Stock Transfer & Trust Company, as Rights Agent, dated as of August 7, 2003, as amended.

“Ronnie” has the meaning set forth in the preamble of this Agreement.

“Ronnie Employment Agreement” means the Employment Agreement between Buyer and Ronnie in the form of Exhibit A-6 attached hereto.

“Ronnie Option Agreement” means the incentive stock option award agreement between Buyer and Ronnie in the form of Exhibit A-7 attached hereto.

“Schedule” has the meaning set forth in Section 10.1.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Contingent Earn-Out Payment” has the meaning set forth in Section 3.7(c).

“Second Earn-Out Period” means the period beginning on the first (1st) anniversary of the Closing Date and ending on the calendar day immediately preceding the second (2nd) anniversary of the Closing Date.

“Second Revenue Goal” has the meaning set forth in Section 3.7(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” has the meaning set forth in Section 3.7(h).

“Senior Lender” has the meaning set forth in Section 3.7(h).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble of this Agreement.

“Stock Purchase Price” means One and 01/100 Dollars ($1.01), which amount represents the fair market value as of the Closing Date of the Subject Shares included in the aggregate Purchase Price, as calculated using the over-the-counter price per share for the $.001 par value common stock of Buyer as of 4:00 p.m. Eastern Time on August 16, 2012.

“Subject Cash” has the meaning set forth in Section 6.9(a).

“Subject Net Revenues” means, for any given period, the Ordinary Course gross revenues of Buyer generated from Subject Products and Services during such period, as determined in accordance with GAAP, net of (i) any refunds made during such period or made, but not taken into account, during any prior period, (ii) any cancellations allowed during such prior period or allowed, but not taken into account, during any prior period, (iii) any “pass through revenue” from any sales tax or other pass through items, (iv) any amounts outstanding and uncollected for ninety (90) days as of the end of such period, and (v) an allowance for, or reasonable estimation of, those receivables not yet uncollected for ninety (90) days that will ultimately become not collectible; provided, that “Subject Net Revenues” shall exclude any revenues generated from products and/or services (A) unrelated to the fitment and physical attribute data products and services of the type provided by the Business in the aftermarket powersports market immediately prior to the Closing Date, and (B) related to the business or assets of any other business or entity acquired (including, without limitation, pursuant to a purchase of capital stock, plan of merger, share exchange, consolidation or acquisition of assets)

by Buyer or any of its Affiliates after the Closing Date.  Buyer shall conduct and operate the Business during the Earn-Out Periods in good faith taking into consideration the obligations of Buyer under this Agreement; provided, that the parties acknowledge and agree that nothing in this Agreement shall require Buyer to take any actions which the Board of Directors or officers of Buyer do not believe are in the best interests of Buyer’s profitability, including, without limitation, any actions to pursue all or any portion of the business which would otherwise be included in determining Subject Net Revenues.

“Subject Products and Services” means (i) fitment and physical attribute data, and related database, pertaining to aftermarket parts, garments and accessories for the powersports market in which Company is engaged immediately prior to the Closing Date, and (ii) the X-ActFit product, which was previously released to the powersports market and which is currently in the development stage for a new version release.

“Subject Shares” has the meaning set forth in Section 3.1.

“Subordination Agreement” means the Subordination Agreement entered into by Company, Ronnie and Jamie, and consented to by Buyer, in favor of Senior Lender in the form of Exhibit A-8 attached hereto.

“Successor Liabilities” means any Liabilities that any Person or Governmental Entity seeks to impose upon Buyer by virtue of any theory of successor liability, including Liabilities relating to environmental matters, any Employee Plan/Agreement, product liability, Taxes, labor and employment matters, COBRA, ERISA, the Code, the WARN Act, FLSA or as a result of Buyer’s failure to comply with any bulk transfer or similar Law.

“Taxes” means any federal, state, county, local, territorial, provincial or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers’ compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition, whether or not disputed and whether imposed by  Law, Order, Contract or otherwise, including any obligation to indemnify or otherwise assume or succeed to the Liability for Taxes of any other person.

“Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form attachment or amendment.

“Third Contingent Earn-Out-Payment” has the meaning set forth in Section 3.7(d).

“Third Earn-Out Period” means the period beginning on the second (2nd) anniversary of the Closing Date and ending on the calendar day immediately preceding the third (3rd) anniversary of the Closing Date.

“Third Party Claim” has the meaning set forth in Section 7.3.

“Third Revenue Goal” has the meaning set forth in Section 3.7(d).

“Trade Rights” means rights in the following: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, domain names and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, know-how, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information), trade secrets, Confidential Information, websites, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property or proprietary rights; (vi) all privacy and publicity rights; and (vii) all registrations of any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing and all claims for infringement or breach thereof.

“Tribunal” has the meaning set forth in Section 9.3(b).

“Unearned Billings” has the meaning set forth in Section 2.1(h).

“WARN Act” means the Worker Administration Retraining Notification Act of 1988, as amended.

“Waste” means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos, urea formaldehyde foam insulation, foundry sand, polychlorinated biphenyls (PCBs), radon, mold or other microbial matter; (ii) any chemical or other material or substance that is now regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “universal waste,” “special waste,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or (iii) any other chemical or other material, waste or substance, exposure to which is harmful to human health or the environment or which is prohibited, limited or regulated by or under any Environmental Law.